Exhibit 10.1

Certain identified information has been excluded from this exhibit in accordance with Item 601(b)(10)(iv) of Regulation S-K because it (i) is not material and (ii) is the type that the registrant treats as private or confidential. Redacted information is marked with a [***].

Confidential

FRANCHISE AGREEMENT

“HILTON TASHKENT CITY” Hotel

Confidential

CONTENTS

1.0		DEFINITIONS AND INTERPRETATION	1
	1.1	Definitions	1
	1.2	Including	10
	1.3	General Words	10
	1.4	Headings	11
	1.5	Plural	11
	1.6	Subsections and Sections	11
2.0		LICENSE	11
3.0		TERM	11
4.0		LICENSOR’S OBLIGATIONS	11
	4.1	Training	11
	4.2	Reservation Services	11
	4.3	Consultation	11
	4.4	Marketing	12
	4.5	Inspections/Compliance Assistance	13
	4.6	Manual	13
	4.7	Equipment and Supplies	13
5.0		LICENSEE’S OBLIGATIONS	13
6.0		HOTEL WORK	18
	6.1	Necessary Approvals	18
	6.2	Initial Hotel Work	18
	6.3	Commencement and Completion of Hotel Work	18
	6.4	Opening of the Hotel	19
	6.5	Performance of Agreement	19
	6.6	Renovation of the Hotel	20
7.0		CHANGES TO STANDARDS	20
8.0		HOTEL STAFFING AND MANAGEMENT	21
9.0		PAYMENTS	22
	9.1	Monthly Fees	22
	9.2	Calculation and Payment of Fees	22
	9.3	Other Fees	23
	9.4	Taxes	23
	9.5	Use of Fees	24
	9.6	Currency	24
10.0		PROPRIETARY RIGHTS	25
	10.1	Licensor’s Proprietary Rights	25
	10.2	Hotel Name	25
	10.3	Disputes Regarding the System	26
	10.4	Internet Sites	27
	10.5	Covenant	27

i

Confidential

	10.6	Unauthorized Use of the Marks	28
11.0		REPORTS AND OTHER INFORMATION	28
	11.1	Reports	28
	11.2	Maintenance of Records	28
	11.3	Audit	28
	11.4	Ownership of Information	29
	11.5	Proprietary Information	29
	11.6	Privacy and Data Protection	30
12.0		DAMAGE AND DESTRUCTION; CONDEMNATION	30
	12.1	Damage and Destruction	30
	12.2	Condemnation	31
	12.3	Non-Extension of Term	32
13.0		TRANSFER AND ASSIGNMENT	32
	13.1	Transfer by Licensor	32
	13.2	Transfer by Licensee	32
	13.3	Transfers of Publicly Traded Equity Interests or Privately Held Equity Interests	34
	13.4	Public Offering or Private Placement	34
	13.5	Mortgages	35
14.0		TERMINATION	36
	14.1	Termination with Opportunity to Cure	36
	14.2	Immediate Termination by Licensor	36
	14.3	Suspension/Interim Remedies of Licensor	38
	14.4	Licensee’s Obligations upon Expiration or Termination of the Agreement	39
15.0		LIQUIDATED DAMAGES	40
	15.1	Calculation of Liquidated Damages	40
	15.2	Payment of Liquidated Damages	41
16.0		INDEMNIFICATION	41
17.0		RELATIONSHIP OF THE PARTIES	43
	17.1	No Agency Relationship	43
	17.2	Notice to Customers of Licensee’s Independent Status	44
18.0		MISCELLANEOUS	44
	18.1	Severability and Interpretation	44
	18.2	Governing Law, Jurisdiction and Venue	44
	18.3	Exclusive Benefit	44
	18.4	Entire Agreement	45
	18.5	Amendment and Waiver	45
	18.6	Approval and/or Consent Rights	45
	18.7	Notices	46
	18.8	Remedies Cumulative	46

ii

Confidential

18.9	Representations and Warranties	46
18.10	Sanctioned Persons, Anti-Corruption Representations and Warranties	47
18.11	Attorneys’ Fees	49
18.12	Interest Rate	49
18.13	Successors and Assigns	49
18.14	Delegation of Rights and Obligations by Licensor	50
18.15	Economic Conditions Not a Defense	50
18.16	Governing Language	50
18.17	Counterparts	50
18.18	Further Assurances	50
	ADDENDUM TO FRANCHISE AGREEMENT	52

iii

Confidential

FRANCHISE AGREEMENT

This Franchise Agreement is entered into on the Effective Date between Licensor and Licensee.

RECITALS

A. Licensor and its Affiliates own, franchise, lease, operate, manage and provide various services for the Network.

B. Licensor is authorized to grant franchises to properties for their operation using the System.

C. Licensee either owns or leases an existing hotel or intends to build a hotel, and wishes to enter into this Agreement in order to obtain a license to use the System in the operation of the Hotel.

D. Licensor wishes to grant such license on the terms of this Agreement.

Accordingly, the Parties agree as follows:

OPERATIVE PROVISIONS

1.0 DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following capitalized terms are used with the meanings set out below:

“Acquired Rights Legislation”: the Transfer of Undertakings (Protection of Employment) Regulations 2006 (United Kingdom) and any other Laws in any relevant jurisdiction, as amended, implementing Council Directive 2001/23/EC of 12 March 2001 or relating to the protection of employees’ rights in the event of a transfer of the whole or part of an undertaking or business.

“Addendum”: the Addendum to this Agreement.

“Affiliate”: any Person that, at any given time, directly or indirectly Controls, is Controlled by, or is under common Control with, the Person with which it is Affiliated.

“Agreement”: this Franchise Agreement, including any exhibits and addenda hereto.

“Anti-Corruption Laws”: all applicable laws on anti-corruption, anti-bribery, anti-money laundering, books and records and internal controls of the Country, the United States of America, the United Kingdom and Licensee’s Country of Incorporation, including the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act 2010.

Confidential

“Agreed Exchange Rate”: as defined in Subsection 9.6.3.

“Brand”: the brand specified in the Addendum.

“Claim”: any lawsuit, action, legal proceeding, demand, tax, fine, claim, investigation, or judicial or administrative inquiry involving an Indemnified Party (including where negligence on the part of an Indemnified Party is alleged).

“Commercial Terms”: the Expiration Date, the percentages of the Monthly Royalty Fee and (subject to Subsection 9.1.2) the percentages of the Monthly Program Fee.

“Competitor”: any Person that, at any time during the Term, either directly or through an Affiliate, owns (in whole or in part) or is the licensor or franchisor of a hotel brand or hotel trade name that competes with the Brand.

“Condemnation”: any compulsory purchase, condemnation, expropriation or similar action by a competent authority.

“Construction Work”: all necessary actions for the design, construction, reconstruction, finishing and equipping of the Hotel, the procurement of supplies, and the implementation of the Plans and Designs for the Hotel. For construction to be deemed commenced, Licensee must begin the driving of piles or the laying of the foundation of the building for the Hotel. No demolition work, earthworks or erection of fencing around the construction site shall constitute commencement of construction.

“Control”, “Controls” or “Controlled”: the possession (direct or indirect) of the power to direct or cause the direction of the management and policies of any Person, or of the right to appoint or remove a majority of the members of the board of directors or the executive officers of such Person, or of the right to veto decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

“Country”: the country in which the Hotel is located.

“Designs”: Licensee’s plans, layouts, specifications, drawings and designs of the proposed furnishings, fixtures, equipment, signage and décor of the Hotel.

“Dispute”: as defined in Subsection 18.2.1.

“Employment Liabilities”: the transfer or alleged transfer to one or more Indemnified Parties of the employment of any employees, or of any employment-related losses, costs, liabilities and/or expenses of any kind, as a result of the transaction contemplated by this Agreement, whether pursuant to the Acquired Rights Legislation or otherwise.

Confidential

“Equity Interest”: (for all purposes other than those of Subsection 13.3) any direct or indirect legal or beneficial ownership interest in Licensee, the Hotel and/or the Hotel Site, and, solely for the purposes of Subsection 13.3, shares (or any other ownership interests) in the capital of Licensee.

“Equity Owner”: the owner of an Equity Interest.

“Effective Date”: the effective date specified in the Addendum.

“Expiration Date”: the expiration date specified in the Addendum.

“Force Majeure Event”: an event that causes a delay in the performance of obligations by Licensor or Licensee, that occurs through no fault of the Party claiming the occurrence of the Force Majeure Event, and that is beyond the control of such Party. Force Majeure Events include fires, floods, natural disasters, acts of nature, wars, civil unrest, terrorist acts, and any acts or regulations of government beyond the control of such Party. Force Majeure Events do not include Licensee’s financial inability to perform its obligations, its inability to obtain financing, its inability to obtain required permits, or other similar events specific to Licensee or the Hotel, or a general economic downturn or change in economic conditions.

“Franchise Application Fee”: the fee specified in the Addendum, if applicable.

“Licensee”: the licensee entity specified in the Addendum.

“Licensee’s Country of Incorporation”: the country specified in the Addendum.

“Licensor”: the licensor entity specified in the Addendum.

“General Manager”: as defined in Subsection 8.1.

“Government or Governmental Entity”: includes the following: (i) any agency, governmental authority, department or other body of any national, regional, local or other government; (ii) any commercial or similar legal entities owned or controlled by such government, including any state-owned or state-controlled companies; (iii) any political party; or (iv) any public international organization.

“Government Official”: includes the following: (i) officials and employees of any national, regional, local or other Government; (ii) officers and employees of companies in which a Government has an ownership interest; (iii) any private individuals acting in an official capacity on behalf of or at the direction of any Government or Governmental Entity (for example, consultants retained by a government agency); (iv) candidates for political office at any level; (v) political parties and their officials; (vi) officers, employees or official representatives of public (quasi-governmental) international organizations (including the United Nations, the World Bank or the International Monetary Fund).

Confidential

“Gross Rooms Revenue”: all revenues derived from the sale or rental of Guest Rooms (for both transient and long-term stays) at the Hotel, including revenues derived from the redemption of points or rewards under the loyalty programs in which the Hotel participates, any package rates, amounts attributable to breakfast (where the room rate includes breakfast), resort fees, city and similar fees, late cancellation fees, and revenues from guaranteed no-shows, as well as from credit card transactions, whether or not collected, at the actual rates charged, less allowances for any rebates and refunds in respect of Guest Rooms (but not in respect of group-booking compensation rebates paid by or on behalf of Licensee to third-party groups for group stays, which shall be included in, and not deducted from, the calculation of Gross Rooms Revenue), and excludes taxes collected directly from patrons or guests.

“Guest Rooms”: each lettable room in the Hotel normally used for overnight guest accommodation. Adjoining rooms with lockable connecting doors that are let as separate units are counted as separate Guest Rooms.

“Hotel”: Licensee’s property operated under this Agreement, including all of its structures, facilities, furniture, fixtures and equipment, as well as entry and exit areas, parking and other areas located on the Hotel Site approved by Licensor for Licensee’s business, or located on any other land that may be approved by Licensor in the future for expansion, signage, parking or other facilities.

“Hotel Name”: the name of the Hotel approved by Licensor. The initial Hotel Name is set out in the Addendum.

“Hotel Site”: the real property on which the Hotel is or will be located, as specified in the Addendum.

“Hotel Work”: the Construction Work and/or the Renovation Work, as the case may be.

“Hotel Work Commencement Date”: the date specified in the Addendum for the commencement of the Hotel Work.

“Hotel Work Completion Date”: the date specified in the Addendum for the completion of the Hotel Work and the completion of the finishing, equipping and all other work required to make the Hotel ready for opening.

Confidential

“Improper Payment”: (a) any payment, offer, gift, promise to pay or authorization of the payment or transfer of other things of value, including the provision of any service, gift or entertainment, directly or indirectly, to (i) a Government Official; (ii) any director, officer, employee or commercial partner of a Party or its Affiliates; or (iii) any other person at the suggestion, request or direction of, or for the benefit of, any of the above-mentioned persons or entities, in each case for the purpose of inducing or influencing official acts or official decisions or securing any improper advantage in order to obtain, retain or direct business; (b) payments made and expenses incurred in connection with the performance of obligations under this Agreement that are made and recorded with insufficient accuracy, detail and control to meet the standards of the Anti-Corruption Laws; or (c) any other transactions in violation of the Anti-Corruption Laws.

“Indemnified Parties”: Licensor and its Affiliates and their respective predecessors, successors and assigns, and the present and former members, officers, directors, employees, managers and agents of each of them.

“Information”: all information obtained by Licensor from Licensee, or information about the Hotel and its guests or prospective guests, under this Agreement or under any agreement ancillary to this Agreement, including agreements relating to computerized reservation, revenue management, property management and other systems provided or required by Licensor, or otherwise relating to the Hotel. Information includes Operational Information, Proprietary Information and Personal Data.

“Information System”: the front-office information system for the Hotel required by Licensor (as it may be modified or replaced from time to time), including the hardware, software and maintenance requirements, which may from time to time be owned by Licensor or its Affiliates.

“Insolvency Event”: the following situations: (a) Licensee entering into any arrangement or composition for the benefit of its creditors, or convening (or a person appointed by it convening) a meeting of its creditors; (b) the making of an order or the passing of a resolution for the winding-up of Licensee; (c) the making of an order for the appointment of an administrator to manage the business, undertaking and property of Licensee; (d) the appointment of a receiver in respect of any of the assets or undertaking of Licensee; (e) the occurrence of circumstances entitling a court or creditor to appoint a receiver or administrator over any of the assets or undertaking of Licensee; (f) the occurrence of circumstances entitling a court to make a winding-up order in respect of Licensee; (g) the application to Licensee of the bankruptcy or insolvency laws of the country in which it is resident or incorporated; (h) the attachment of Licensee’s property or the levying of execution against any of its assets, or Licensee’s inability to pay its debts as they fall due; or (i) the existence or occurrence of any actions or events analogous to those specified in items (a) through (h) in respect of Licensee outside the Country.

Confidential

“Interest Rate”: as defined in Subsection 18.12.

“Interim Remedy”: any action taken by Licensor pursuant to Subsection 14.3.

“Laws”: any applicable laws, statutes, secondary regulatory legal acts, by-laws, orders, decrees, rules, regulations, permits, licenses, certificates, authorizations, zoning requirements, town-planning permits, directions and requirements of all governments and governmental authorities, as well as orders, decisions and rulings of any court or arbitral tribunal, in each case as amended.

“License”: as defined in Subsection 2.1.

“Liquidated Damages”: the amount calculated and payable pursuant to Subsection 6.4.4 or Section 15.0, as applicable.

“Local Currency”: the official currency of the Country at the relevant time.

“Management Company”: as defined in Subsection 8.1.

“Manual”: all compilations of Standards, including new and revised editions thereof, as determined from time to time by Licensor, in any media.

“Marks”: the Brand and all other service marks, copyrighted works, trademarks, trade dress elements, logos, insignia, emblems, symbols and designs (whether registered or unregistered), slogans, distinguishing characteristics and hotel names used in the System.

“Material Interest”: the ability to materially influence the affairs of another person by virtue of the direct or indirect ownership of 25 (twenty-five) percent or more of the share capital or equity interests (whether legal or beneficial), by contract or otherwise.

“Monthly Fees”: collectively, the Monthly Royalty Fee and the Monthly Program Fee.

“Monthly Program Fee”: the fee specified in Section 9.0 and in the Addendum.

“Monthly Royalty Fee”: the fee specified in Section 9.0 and in the Addendum.

“Network”: the hotels, inns, other lodging facilities, conference centers, timeshare properties and other properties that Licensor or its Affiliates now or in the future own, license, lease, operate or manage under the Brand or any other brand.

Confidential

“Network Hotel”: any hotel, inn, other lodging facility, conference center, timeshare property or other property forming part of the Network.

“Non-Rooms Revenue”: all revenues and receipts of any kind derived directly or indirectly from the operation of the Hotel, including rental and other payments from lessees, licensees or concessionaires, or for services or other ancillary purposes, in any part(s) of the Hotel (but not the gross revenues or receipts generated by the business activities of such lessees, licensees or concessionaires), excluding all Gross Rooms Revenue and taxes collected directly from patrons or guests.

“Offering Documents”: as defined in Subsection 13.4.3.

“Opening Date”: as defined in Subsection 6.4.1.

“Operational Information”: all information concerning the Hotel’s Gross Rooms Revenue and Non-Rooms Revenue (if applicable), room rates, reservation data and other financial, non-financial and/or operational information that Licensor requires.

“Other Businesses”: any business activities of Licensor or its Affiliates other than the licensing of the Hotel, whether in the lodging industry or otherwise.

“Other Hotels”: any hotels, inns, other lodging facilities, conference centers, timeshare properties and other properties other than System Hotels or Network Hotels.

“Person”: any individual, firm, legal entity (regardless of place of incorporation), partnership, limited liability company, limited partnership, association, trust or other organization or other unincorporated association, in each case whether or not having separate legal personality (but for the purposes of Section 13, any successor or transferee under this Agreement must have separate legal personality).

“Personal Data”: any information that can be used (alone or in combination with other information held by Licensee) to identify, locate or contact an individual, or that relates in any way to an identified or identifiable natural person. Personal Data may be in any medium and in any format, including computer or electronic records as well as paper files.

“PIP”: the property improvement plan attached to this Agreement, if applicable, for any Renovation Work required for the Hotel.

“PIP Fee”: the fee charged by Licensor for the preparation of the PIP.

Confidential

“Plans”: Licensee’s plans, layouts, specifications and drawings of the Hotel.

“Principal Mark”: as set out in the Addendum.

“Privacy Laws”: any Laws governing the processing of Personal Data in any form, including national data protection laws, laws regulating marketing activities and/or electronic communications, information security regulations and security breach notification rules.

“Restricted Person”: (a) a Person that would reasonably be expected to violate the gaming licensing requirements or the requirements applicable to an application for a gaming license of Licensor or its Affiliates; or (b) a Competitor (each, a “Restricted Person”, and collectively, “Restricted Persons”).

“Proprietary Information”: all information or materials concerning the methods, techniques, plans, specifications, procedures, information, systems and data, as well as know-how relating to the development, operation, marketing and licensing of the System, whether obtained by Licensor or Licensee or by a third party, including the Standards and the Manual.

“Publicly Traded Equity Interest”: any Equity Interests that are listed on any stock exchange or securities market, or in respect of which trades and/or prices at which Persons wish or have wished to trade are published or quoted on a regular basis in any publication or electronic reporting system or electronic price quotation system.

“Quality Assurance Re-Evaluation Fee”: as defined in Subsection 4.5.

“Related Agreements”: any other agreements between the Parties or any of their Affiliates relating to the Hotel.

“Relevant Date”: as defined in Subsection 9.6.2.

“Renovation Work”: renovation and/or construction work, including the purchase and/or lease and installation of all fixtures, equipment, furnishings, furniture, signs, computer terminals and related equipment, supplies and other items that a new System Hotel would be required to have under the Manual, and any other equipment, furnishings and supplies that Licensor may require in order for Licensee to operate the Hotel, as specified in the PIP.

“Reports”: all daily, monthly, quarterly and annual reports containing Operational Information that Licensor requires.

“Reservation Service”: the reservation service specified by Licensor in the Standards for use by System Hotels.

Confidential

“Room Addition Fee”: as defined in Subsection 6.6.3.

“Royalty Withholdings”: withholding taxes on the Monthly Royalty Fee that Licensee is required by law to withhold and remit to the relevant tax authority.

“Sanctioned Person”: any Person (and, for the purposes of this definition, including financial institutions) that is, is owned by, is Controlled by, or acts on behalf of any of the following:

(a) the government of any country against which comprehensive sanctions are imposed by the United States from time to time, including, as of the Effective Date, the governments of Cuba, Iran, North Korea, Sudan and Syria (“Sanctioned Countries”);

(b) any Person located in, organized under the laws of, or ordinarily resident in, the Restricted Countries; or

(c) any Person that has been designated from time to time by any Government or legal authority under applicable Trade Restrictions as a Person with whom dealings or transactions are prohibited or restricted for Licensor and/or its Affiliates, including persons designated in United Nations Security Council Resolutions; persons included by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC) on the List of Specially Designated Nationals and Other Blocked Persons; the non-proliferation sanctions lists of the U.S. Department of State; the European Union financial sanctions list; persons subject to special measures provisions under Section 311 of the USA PATRIOT Act (the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act) and the U.S. Bank Secrecy Act; as well as persons included on similar applicable restricted-party lists maintained in other jurisdictions.

“Securities”: as defined in Subsection 13.4.1.

“Site”: domain names or any other website identifiers relating to the World Wide Web, the Internet, computer networks/distributed systems or other electronic communication sites.

“Standards”: all standards, specifications, requirements, criteria and internal rules developed and established by Licensor and/or its Affiliates from time to time for use by Licensee and included in the Manual in connection with the design, construction, renovation, refurbishment, exterior finishing, equipping, furnishing, fitting out, opening, operation, maintenance, marketing, services, service levels, quality and quality assurance of System Hotels, including the Hotel, whether contained in the Manual, set out in this Agreement or in other written communications. The Standards do not include any personnel policies or procedures, or policies or procedures relating to security matters, that Licensor (at its option) may make available to Licensee in the Manual or otherwise for Licensee’s optional use. Licensee shall decide to what extent, if at all, such policies and procedures may apply to the Hotel or the Hotel Site, and acknowledges and agrees that Licensor does not direct or control personnel or employment matters for Licensee or its employees and that Licensor is not responsible for the safety and security of Licensee’s employees or customers.

Confidential

“System”: the elements, including know-how, that Licensor designates from time to time to identify hotels operating worldwide under the Brand (before or after which an additional identifier may be added in certain jurisdictions, for example “by Hilton”). The System currently includes: the Marks, the Hotel Name, the Manual and the Standards; access to the reservation service; advertising, publicity and other marketing programs and materials; training programs and materials; and programs for Licensor’s inspections of the Hotel and consultations with Licensee.

“System Hotels”: hotels licensed by Licensor or its Affiliates to operate under the System.

“Taxes”: (collectively) withholding taxes, sales taxes, use taxes, excise duties, consumption taxes, value added tax and other similar taxes or duties, levies, surcharges or assessments of any kind.

“Term”: this definition is set out in the Addendum to this Agreement.

“Trade Restrictions”: trade, economic or investment sanctions, export control, anti-terrorism, non-proliferation, anti-money laundering and other restrictive measures in force from time to time under the Laws to which either of the Parties is subject.

“Transfer”: any transfer, sale, lease, assignment, spin-off or other conveyance or other disposition of a direct or indirect, legal or beneficial ownership interest in Licensee, the Hotel (or any part thereof) or the Hotel Site (or any part thereof), and/or any assignment of all or any part of Licensee’s rights or obligations under this Agreement.

“Transferee”: the proposed acquirer of the relevant legal or beneficial ownership interests in connection with a Transfer.

“Withholding Tax Coordinator”: the Withholding Tax Coordinator of the Corporate Tax Department of Hilton Worldwide, located at 775 Crossover Lane, Memphis, TN 38117, USA (755 Crossover Lane, Memphis, TN 38117, USA), or such other person and/or address as Licensor may designate to Licensee from time to time.

1.2 Including. The words “including” and “includes”, wherever used in this Agreement, mean “including, without limitation” or “includes, without limitation”.

1.3 General Words. General words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class or example of acts, matters or things. The first sentence of this Subsection 1.3 does not apply to Subsection 14.2.4, in which the Parties have agreed to construe the expression “similar natural causes” as strictly limited to the specific category or examples preceding that term in Subsection 14.2.4.

Confidential

1.4 Headings. Headings are inserted in this Agreement for convenience only and shall not affect the interpretation of its provisions.

1.5 Plural. Words used in the singular may be construed as used in the plural, and vice versa.

1.6 Subsections and Sections. Unless expressly provided otherwise, references to a Subsection/Section or Subsections/Sections are references to a Subsection/Section or Subsections/Sections of this Agreement.

2.0 LICENSE

Section 2.0 is set out in the Addendum to this Agreement.

3.0 TERM. Unless this Agreement is terminated early, it shall expire without notice on the Expiration Date. Licensee acknowledges and agrees that it has no right to renew this Agreement or otherwise extend the Term.

4.0 LICENSOR’S OBLIGATIONS

4.1 Training. Licensor may designate certain mandatory and optional training programs from time to time and provide training in accordance with such programs at various training centers. Licensee shall comply with the Standards for training of persons involved in the operation of the Hotel, including completion by the General Manager and other key employees of a training course in operating the Hotel within the System at a location designated by Licensor. Licensee shall pay Licensor all payments and all charges, if any, levied by Licensor on Licensee’s personnel attending these training programs. Licensee shall pay the salaries, accommodation costs, travel, life insurance and expenses of its personnel.

4.2 Reservation Services. Licensor shall provide Licensee with the Reservation System on the same basis on which it provides it to other System Hotels, subject to the provisions of Subsection 14.3 below.

4.3 Consultation. Licensor may offer Licensee optional consultation and recommendations in such areas as operational management (although Licensee remains responsible for the hiring of Licensee’s employees and the terms of employment), property operation and marketing. Licensor may establish fees for any such consultation services or recommendations provided, either in advance or on a project-by-project basis, which may be agreed in a separate agreement.

Confidential

4.4 Marketing.

4.4.1 Licensor shall include the Hotel in the advertising of System Hotels and in international, national and regional marketing programs in accordance with the general operating principles of System Hotels.

4.4.2 Licensor shall use the Monthly Program Fee paid to it by Licensee under this Agreement to pay for various programs for the benefit of the System, including: (a) advertising, information, promotion, public relations, market research and other marketing programs; (b) development and updating of directories and Internet sites for System Hotels; (c) development and maintenance of the Reservation Service systems or support; and (d) administrative and overhead costs.

4.4.3 Licensor shall determine how and when the Monthly Program Fee will be spent, including exercising sole control over the selection of creative concepts, materials and media to be used in these programs, making decisions regarding the placement and allocation of advertising materials, and selecting promotional programs.

4.4.4 Licensor may enter into arrangements for development, marketing, operations, administrative, technical and support functions, facilities, programs, services and/or personnel with any other Person.

4.4.5 Licensee acknowledges and agrees that the Monthly Program Fee is intended for the development of the entire System and will not be used to promote or benefit any single property or market. Licensor is not obliged to manage any activity paid for out of the Monthly Program Fee, to make expenditures on behalf of or at the direction of Licensee or in respect of the Hotel that are equal or proportionate to the aggregate amount or individual amounts of the Monthly Program Fee paid by Licensee, or to ensure that the Hotel receives a direct or proportionate benefit from such expenditures.

4.4.6 Licensor may create any programs and allocate monies received as the Monthly Program Fee among any regions or localities, in such manner as Licensor itself determines. The aggregate of the Monthly Program Fee paid to Licensor by System Hotels does not constitute property held in trust or an “advertising fund”, and Licensor is not a trustee with respect to the amounts of the Monthly Program Fee paid by Licensee and/or other System Hotels.

4.4.7 Licensor is not obliged to spend the Monthly Program Fee amounts within any particular period or to spend funds in excess of the Monthly Program Fee amounts. If interest accrues on unused Monthly Program Fee amounts, Licensor shall first use such accrued interest and only then the principal. The Monthly Program Fee does not cover the costs and expenses of participating in any optional marketing programs and activities, the decision to participate in which is made by Licensee voluntarily. The Monthly Program Fee amounts do not cover the costs of operating the Hotel in accordance with the Standards.

Confidential

4.5 Inspections/Compliance Assistance. Licensor shall implement a quality assurance program for the System, which may include periodic inspections of the Hotel both before and after its opening and guest satisfaction surveys, as well as inspections to ensure compliance with the Standards. Licensee shall permit Licensor to inspect the Hotel without prior notice in order to determine the Hotel’s compliance with the Standards. Licensee shall give Licensor’s representatives full cooperation during such inspections and shall provide (where available) additional accommodation for the quality assurance auditors. Licensee shall take all necessary steps, within the time periods established by Licensor, to remedy any deficiencies identified by the quality assurance auditors with respect to compliance with the Standards by Licensee and/or the Hotel. Licensee may be charged a “Quality Assurance Re-Evaluation Fee” as set out in the Standards.

4.6 Manual. Licensee acknowledges and agrees that the Manual is expressly incorporated into this Agreement by reference and that Licensee has had sufficient opportunity to review this Agreement before the Effective Date. Licensor shall provide Licensee with the Manual in hard copy for temporary use (for the Term), or shall make the Manual available for the Term in electronic form, immediately after Licensee signs this Agreement. Licensee shall ensure that the copy of the Manual held by Licensee is at all times a copy of the current version of the Manual, containing all amendments. Licensee acknowledges and agrees that the copyright in the Manual belongs to and is owned by Licensor or its Affiliates.

4.7 Equipment and Supplies. Licensor may provide Licensee with information on various purchase and sale, lease and other contractual arrangements in respect of exterior signs, operating equipment, operating materials and supplies for use in the Hotel.

5.0 LICENSEE’S OBLIGATIONS. Licensee shall:

5.1 identify and operate the Hotel using the System, in compliance with this Agreement and in such a manner as to provide courteous, uniform, respectable and high-quality lodging and other services to guests. Licensee acknowledges and agrees that, notwithstanding that Licensor provides the Standards, Licensee exercises exclusive day-to-day control over the business (including the hiring of Licensee’s employees and the terms of employment) and operation of the Hotel, and Licensor in no way has or exercises any such control;

5.2 operate the Hotel twenty-four hours a day, all year round, after the Opening Date;

5.3 comply with the Standards, including Licensor’s specifications, with respect to all supplies, goods and services. Licensor may require Licensee to purchase goods or services of a particular brand in order to maintain the uniformity and reputation of the Brand, in which case Licensee must comply with all such requirements. Unless Licensor specifies otherwise, Licensee may purchase such branded goods or services from any authorized source of distribution or supply; however, Licensor may elect to enter into exclusive purchasing arrangements for particular goods or services (and Licensee may benefit from such arrangements through more favorable prices for the volumes of goods or services purchased under such arrangements) and to require that Licensee purchase branded goods or services from approved suppliers or distributors designated by Licensor, in which case Licensee shall purchase the goods or services only from such designated suppliers or distributors, unless and until Licensee submits a request and, on the basis thereof, obtains Licensor’s written waiver of the requirement to purchase certain goods or services from such designated suppliers or distributors in accordance with the Standards;

Confidential

5.4 install, display and maintain signs and designations using the Brand and other distinguishing characteristics in accordance with the Standards;

5.5 acquire and maintain the property management systems, revenue management systems, in-room entertainment systems, telecommunications systems, high-speed Internet access and other computer and technology systems designated by Licensor;

5.6 advertise and promote the Hotel and its related facilities and services in a high-quality and respectable manner in accordance with the Standards established for all System Hotels, at Licensee’s expense. Such advertising is not covered by the Monthly Program Fee. Licensee shall not publish or otherwise make public statements regarding this Agreement (including its execution or the Opening of the Hotel) without Licensor’s prior written consent, and undertakes to keep confidential the terms of this Agreement and any information relating to the business or prospective business, current or projected plans or internal affairs of Licensor and its Affiliates. Licensee shall submit to Licensor samples of advertising and marketing materials (including press releases) not previously approved by Licensor before producing or distributing them. Licensee shall not begin using such materials until Licensor gives its prior written consent. Licensee shall, within 5 (five) days after receiving a request from Licensor, discontinue the use of any advertising and marketing materials that, in Licensor’s reasonable opinion, are not in the interests of the Hotel or the System, even if Licensor has previously approved such materials;

5.7 not participate (directly or indirectly) in any cross-marketing or promotion of the Hotel jointly with any Other Hotel or other business. Licensee agrees to refer guests and customers, wherever reasonably possible, only to System Hotels or Network Hotels. Licensor may require Licensee to participate in programs designed to refer prospective customers to Other Hotels. Licensee shall display, in a manner reasonably conspicuous and visible to visitors, guests and customers of the Hotel, all materials, including brochures and promotional materials, that Licensor provides in respect of System Hotels and Network Hotels, and permit advertising and marketing activities at the Hotel Site only by System Hotels and Network Hotels, unless Licensor gives Licensee a specific instruction to include advertising or marketing activities of Other Hotels;

Confidential

5.8 participate (and pay all fees relating to the Hotel’s participation) in all mandatory System guest complaint resolution programs, which may provide for a procedure for resolving disputes over chargebacks to the Hotel in the event of refunds to guests or guest service credits, and participate in all mandatory System quality assurance programs. Licensee shall comply with the minimum Standards for performance metrics and quality assurance program scores established by Licensor;

5.9 accept in payment all credit cards and vouchers issued for general credit purposes that Licensor requires, and enter into all necessary credit card and voucher agreements with the issuers of such cards and vouchers;

5.10 participate in and use the Reservation Service, including any supplements, improvements, additions or variants developed or adopted by Licensor, and accept for performance and ensure priority provision of available rooms for all confirmed reservations referred to the Hotel through the Reservation Service. The only service or reservation system that Licensee may use for outgoing reservations transmitted by or on behalf of the Hotel to other Network Hotels shall be the Reservation Service or such other reservation services as Licensor may designate from time to time;

5.11 comply with the Laws and, at Licensor’s request, promptly provide Licensor with evidence of such compliance;

5.12 participate (and timely pay all payments, commissions and participation fees) in programs for the payment of commissions to travel agencies and external reservation and distribution services (such as airline reservation systems) that are required under the Standards, in accordance with the terms and conditions of such programs, as such programs may be amended from time to time;

5.13 not become a Competitor, and ensure that none of its Affiliates becomes a Competitor, without Licensor’s prior written consent. This does not prohibit Licensee or its Affiliates from: (a) owning, in the aggregate, a minority equity interest in a Competitor, provided that neither Licensee nor any of its Affiliates is a director or employee of the Competitor, renders services to the Competitor, or exercises or has the right to exercise Control over, or influences, the commercial decisions of the Competitor; (b) being a franchisee of a Competitor under a franchise agreement of the Competitor; or (c) managing any property for a Competitor;

Confidential

5.14 own (or hold under a long-term ground lease or on similar terms with a duration equal to the Term) the real property and improvements that constitute the Hotel and the Hotel Site. If an Affiliate of Licensee owns the Hotel or the Hotel Site from which Licensee’s leasehold or similar right (in whole or in part) derives, Licensor may require such Affiliate of Licensee to execute a guarantee in the form then prescribed by Licensor, under which such Affiliate will guarantee the performance of all of Licensee’s obligations under this Agreement;

5.15 maintain legal possession and control of the Hotel and the Hotel Site during the Term and promptly deliver to Licensor a copy of any notice of default in respect of the Hotel or the Hotel Site that Licensee receives from any mortgagee, trustee under any trust agreement or ground lessor and, at Licensor’s request, provide any additional information in connection with any alleged default;

5.16 not, directly or indirectly, conduct or permit, by lease, franchise or otherwise, gambling, casino operations or similar activities in or in connection with the Hotel or at the Hotel Site;

5.17 not, directly or indirectly, engage in or permit the marketing or sale of timeshare, “vacation ownership” or “fractional ownership” interests, condominiums, cooperative apartments or similar schemes in the Hotel or on the land adjacent to the Hotel without Licensor’s prior written consent. This restriction does not prohibit Licensee from directly or indirectly engaging in the marketing or sale of timeshare, “vacation ownership” or “fractional ownership” interests, or participating in condominiums, cooperative apartments or similar schemes, in any real property owned or leased by Licensee, provided that Licensee does not use any of the Marks in such sales or marketing activities and does not in any way use the Hotel or its facilities in such sales or marketing activities or in conducting commercial activities at the adjacent properties;

5.18 participate (and pay all contributions relating to the Hotel’s participation) in Licensor’s targeted marketing programs for the Hotel or for hotels in a similar market (in addition to the programs covered by the Monthly Program Fee), as well as in all guest loyalty programs in which Licensor requires participation, and in any alternative programs in which Licensee elects to participate;

5.19 comply with the terms and conditions of any discount or promotional programs (including any frequent or loyal guest programs and/or affinity programs) that Licensor offers to consumers on behalf of the Hotel and/or Licensee, and honor any room rates offered to any guest at the time the guest makes an advance room reservation, as well as any gift certificates issued to Hotel guests participating in such programs;

Confidential

5.20 obtain and maintain (at Licensee’s expense) insurance coverage of the types and in such minimum amounts as Licensor specifies in the Standards (including, where applicable, participation in any insurance program that Licensor designates). If Licensee fails to obtain or maintain such insurance, including through its own negligence, Licensor may, at its option (but is not obliged to), obtain and maintain such insurance coverage without giving notice to Licensee, and Licensee shall promptly pay Licensor, on demand, the insurance premium amounts and reimburse the expenses incurred by Licensor in obtaining such insurance coverage. Licensor (at Licensee’s expense) shall endeavor to obtain and maintain certain insurance coverage specified in the Manual;

5.21 not engage in any joint conduct of business or joint use of Hotel facilities with any Other Hotel or other business;

5.22 not engage in any activities that, as determined by Licensor, may adversely affect or in any way affect:

5.22.1 any gaming licenses or permits held by Licensor or any of its Affiliates or applied for by them with any gaming commissions or boards or similar Governmental Entities or regulatory bodies, or the then-current standing of Licensor or any of its Affiliates with any gaming commissions or boards or similar Governmental Entities or regulatory bodies; or

5.22.2 the reputation or business of Licensor or any of its Affiliates;

5.23 provide Licensor with such information as Licensor may reasonably request regarding any proposed lease or sublease of commercial space or other concession arrangements at the Hotel in the ordinary course of business, so that Licensor may review and approve the nature of the proposed business, including the proposed brand and concept, as well as the proposed location, in accordance with the then-current Standards for System Hotels; and

5.24 promptly provide Licensor with all information that Licensor may reasonably request about Licensee and its Affiliates (including their respective beneficial owners, officers, directors, shareholders, partners or members of Licensee and its Affiliates), the Hotel, title to the Hotel Site and/or any other property used by the Hotel.

Subsections 5.25, 5.26 and 5.27 are added to this Section 5 in the Addendum.

Confidential

6.0 HOTEL WORK

6.1 Necessary Approvals.

6.1.1 Licensee shall not engage or retain any architects, interior designers, general contractors or major subcontractors for the Hotel without obtaining Licensor’s prior written approval of the specific architects, interior designers, general contractors and major subcontractors. Licensor shall not unreasonably withhold such approval.

6.1.2 The Plans and Designs shall be submitted to Licensor in accordance with the schedule set out in the Addendum. Licensee shall not commence any Hotel Work unless and until Licensor approves the Plans and Designs in writing, and such approval may not be unreasonably withheld.

6.1.3 Once Licensor has approved the Plans and Designs, no changes shall be made to such Plans and Designs without Licensor’s prior written consent. In approving the Plans and Designs or any changes or modifications thereto, Licensor does not warrant that a detailed review has been carried out and assumes no responsibility or liability whatsoever with respect to the compliance of the Plans and Designs or of the Hotel Work performed on the basis thereof.

6.1.4 Licensee shall be solely responsible for ensuring that the Plans and Designs (including the Plans and Designs for the Hotel Work) comply with Licensor’s then-current Standards, the Manual and all Laws.

6.2 Initial Hotel Work.

Licensee shall perform the Hotel Work, or cause the Hotel Work to be performed, in accordance with this Agreement, the approved Plans and Designs, the Manual and, in respect of the Renovation Work, the PIP. Licensee shall pay all costs relating to the performance of the Hotel Work, including the cost of producing the Plans and Designs, professional fees, and the cost of licenses, permits, equipment, furniture, fixtures and supplies.

6.3 Commencement and Completion of Hotel Work.

6.3.1 Licensee shall commence the Hotel Work no later than the Hotel Work Commencement Date. Once commenced, the Hotel Work shall continue uninterrupted, except where its continuation is prevented by Force Majeure Events beyond its control, of which Licensee shall notify Licensor in writing, specifying the nature of such events, as soon as it becomes aware of them, and specifying in such notice the duration of such event(s), and Licensee shall use and continue to use all reasonable efforts to mitigate the effects of such event(s) until they end.

Confidential

6.3.2 The Hotel Work shall be completed, and the Hotel shall be furnished, equipped and otherwise prepared for opening in accordance with the terms and conditions of this Agreement, no later than the Hotel Work Completion Date.

6.4 Opening of the Hotel.

6.4.1 Licensee shall open the Hotel or commence its operation on the Opening Date. The opening date is the day on which Licensor permits Licensee to provide the facilities, Approved Guest Rooms or services of the Hotel to the general public under the Brand (the “Opening Date”). Licensee shall not open the Hotel or commence its operation under the Brand unless and until Licensee receives Licensor’s written authorization to open in accordance with Subsections 6.4.2 or 6.4.3.

6.4.2 Licensee shall give Licensor written notice, at least 15 (fifteen) days in advance, that upon the expiry of such period Licensee will have equipped, furnished and otherwise prepared the Hotel for opening under the Brand in accordance with the terms of this Agreement. Licensor shall, within 20 (twenty) days after receipt of Licensee’s notice given in accordance with this Subsection, visit the Hotel to conduct such inspection as Licensor deems necessary to decide whether to consent to the opening of the Hotel under the Brand.

6.4.3 Licensor may withhold its authorization to open the Hotel until: (a) Licensee has complied with all the terms and conditions of this Agreement; (b) Licensee’s personnel have completed appropriate training and instruction in the manner established by Licensor; (c) Licensee has obtained authorization to open the Hotel from the relevant governmental authority in the Country, if applicable; and (d) all fees and payments that Licensee is required to pay to Licensor or its Affiliates have been paid.

6.4.4 Opening or operating the Hotel before the Opening Date shall constitute a material breach of this Agreement. Licensee shall pay Licensor, as Liquidated Damages for the harm caused to Licensor by such breach, US[***] for each day on which the Marks are used in breach of this Agreement. Licensee shall also reimburse Licensor for all of its costs and expenses, including attorneys’ fees, incurred in enforcing its rights under this Agreement. These Liquidated Damages for harm to Licensor’s Marks shall not limit or exclude any other remedies that Licensor may have at law or in equity. Licensee acknowledges and agrees that the Liquidated Damages payable under this Subsection represent a reasonable estimate of the minimum fair and objective compensation for the losses that Licensor would incur as a result of Licensee’s opening or operating the Hotel before the Opening Date.

6.5 Performance of Agreement. As a result of complying with the terms and conditions of this Agreement, Licensee will incur substantial expenses and expend substantial time and considerable effort. Licensee acknowledges and agrees that Licensor shall have no responsibility or liability to Licensee for any losses, obligations, liabilities, costs or expenses incurred by Licensee in the event that Licensor does not grant its approval to open or operate the Hotel under the Brand, or if Licensor terminates this Agreement on the grounds of Licensee’s failure to comply with any of the terms or provisions of this Agreement.

Confidential

6.6 Renovation of the Hotel.

6.6.1 Licensor may from time to time require Licensee to replace the furnishings, equipment, fixtures, furniture, computer hardware and software and related equipment, supplies and other items in the Hotel in order to ensure compliance with the Standards then in effect. Licensee shall carry out such replacement solely at its own expense within the time periods determined by Licensor.

6.6.2 Licensee may not make any change to the number of Approved Guest Rooms or make any other material changes (including material changes in the structure, design or decor) to the Hotel without the prior written consent of Licensor. Minor cosmetic repairs and minor structural changes that comply with the Standards shall not be deemed material for the purposes of this Subsection 6.6.2.

6.6.3 Licensor shall grant its consent to an increase in the number of Guest Rooms in the Hotel, provided that Licensee pays to Licensor the “Room Addition Fee” then in effect and established for new System Hotels, multiplied by the number of new Guest Rooms, and also enters into a supplemental agreement to this Agreement in the form required by Licensor.

7.0 CHANGES TO STANDARDS

7.1 Notwithstanding any provisions of this Agreement to the contrary, Licensee shall not be required to implement changes to the Standards that occur before the Opening Date if, after Licensee has placed an order for a contract for any Hotel Work, such changes to the Standards would simultaneously entail:

7.1.1 a change to the terms of the contract order in respect of the work to be performed or the services to be rendered under such contract; and

7.1.2 material costs for Licensee.

7.2 Notwithstanding the provisions of Subsection 7.1, Licensee shall at any time implement any changes to the Standards if such changes relate to information technology, fire safety, life or health protection and/or safety regulations, or are intended to prevent damage to the Hotel, or are required in order to comply with the Laws or to remedy or prevent any violation of any provisions of the Laws.

7.3 If Licensee has not implemented a change to the Standards in accordance with this Subsection 7.1, Licensee shall implement and complete such change to the Standards no later than the end of the 12th (twelfth) calendar month after the Opening Date.

Confidential

7.4 Licensor shall notify Licensee at least 6 (six) calendar months in advance of any change to the Standards the implementation of which will require Licensee to incur capital expenditures, unless such change, in Licensor’s determination, must be implemented within a shorter period to ensure the safety and security of the Hotel or its guests, employees or customers, or unless such change does not relate to fire safety, life or health protection and/or safety regulations, or is not intended to prevent damage to the Hotel, or is not required in order to comply with the Laws or to remedy or prevent any violation of any provisions of the Laws.

7.5 Notwithstanding any provisions of this Agreement to the contrary, Licensee shall not be required to implement a change to the Standards that becomes effective after the Opening Date if such change would simultaneously entail material costs for Licensee and would require:

7.5.1 an increase in the total floor area of the Hotel;

7.5.2 a material change to the load-bearing structures of the Hotel; or

7.5.3 a material change to the size or configuration of a standard Guest Room,

except that Licensee shall at any time implement any changes to the Standards if such changes relate to fire safety, life or health protection and/or safety regulations, or are intended to prevent damage to the Hotel, or are required in order to comply with the Laws or to remedy or prevent any violation of any provisions of the Laws.

8.0 HOTEL STAFFING AND MANAGEMENT

8.1 Licensee shall be solely responsible for the management of the Hotel’s business, including the hiring of Licensee’s employees and the terms of employment. Licensee shall discharge this obligation by providing qualified and experienced management (which may be a third-party management company) (the “Management Company”) for the Hotel and by employing a manager of the Hotel (the “General Manager”) to manage the Hotel’s business, provided that Licensee first obtains Licensor’s prior written approval of the candidacy of each of them. Licensee shall provide Licensor with such information regarding any proposed Management Company and General Manager as Licensor may require, sufficiently in advance to enable Licensor to decide whether to grant its approval, and in any event at least 6 (six) calendar months before the Opening Date. Such approval shall not be unreasonably withheld. Licensee shall ensure that any Management Company and/or any General Manager has the authority to perform all of Licensee’s obligations under this Agreement. The approval of the Management Company shall not diminish Licensee’s obligations under this Agreement.

8.2 In the event of the dismissal or termination of the authority of the Management Company and/or the General Manager by Licensee and/or if, in Licensor’s reasonable judgment, they otherwise cease to be suitable to manage the Hotel at any time during the Term, Licensee shall, within 90 (ninety) days, engage a new qualified Management Company and/or General Manager and obtain Licensor’s written approval of their appointment. Such approval shall not be unreasonably withheld.

Confidential

8.3 Licensor’s refusal to approve candidates pursuant to Subsection 8.2 shall not be deemed unreasonable if the proposed Management Company or the proposed General Manager does not have the necessary experience or qualifications or management abilities, or would be unable to perform any of the obligations and requirements provided for in this Agreement.

9.0 PAYMENTS

9.1 Monthly Fees.

9.1.1 With effect from the Opening Date, Licensee shall pay the Monthly Fees. The place and procedure for payment of the Monthly Fees to Licensor shall be established by Licensor, and the Monthly Fees shall be paid to Licensor no later than [***] and shall be accompanied by Licensor’s standard form containing a reasonably detailed calculation of the amounts of the Monthly Fees for the preceding calendar month. If Licensor so requires, an annual adjustment shall be made within [***] so as to ensure that the total amount of the Monthly Fees paid for the [***] matches the amounts established by the audit for such [***].

9.1.2 Licensor may change the amount of the Monthly Program Fee. Any changes shall be established by the Standards, provided that any increase in the Monthly Program Fee shall not exceed [***]. The aggregate increase in the amount of the Monthly Program Fee during the Term may not exceed [***]. Licensor shall not apply any such increase in the percentage of the Monthly Program Fee to the Hotel unless such increase generally also applies to all franchised System Hotels in the Country and unless the original franchise and license agreements for such franchised System Hotels generally provide for the same system of payment of the Monthly Program Fee as this Agreement.

9.2 Calculation and Payment of Fees.

9.2.1 The amounts of the Monthly Fees shall be calculated in accordance with the accounting methods of the Uniform System of Accounts for the Lodging Industry then in effect, or such other accounting methods as Licensor may specify in the Manual.

Confidential

9.2.2 Licensor may require Licensee to pay the Monthly Fees, as well as all other payments provided for in this Agreement, by bank transfer or other form of electronic funds transfer, and to submit a standard statement in electronic form. Licensee shall bear all costs and expenses of such transfers or other electronic payments and reporting.

9.2.3 If Licensee is required to pay Licensor amounts calculated on the basis of [***], Licensee shall accordingly correctly and accurately allocate the Hotel’s revenues between [***], and in making such allocation Licensee shall act in good faith. Notwithstanding any other provisions of this Agreement, if accommodation at the Hotel is included in broader service packages together with other items such as air travel, food and beverage or other services payable by the customer, Licensee shall pay the Monthly Fees with [***], and no portion of the price of the entire service package shall be allocated to [***].

9.2.4 In the event of a fire or other insured event or a Condemnation resulting in a reduction of the Monthly Fees, Licensee shall determine and pay to Licensor, out of the proceeds received by Licensee under any business interruption insurance policy or other loss-of-income insurance, or out of the proceeds of the Condemnation (as applicable), an amount equal to the projected amount of the Monthly Fees, as agreed by Licensee and Licensee’s insurance company or (as the case may be) by the relevant competent authority effecting the Condemnation, that would have been paid to Licensor in the absence of such insured event or Condemnation. Licensor shall have the right to participate jointly with Licensee in calculating the projected amount of the Monthly Fees for the purpose of calculating the Monthly Fees.

9.3 Other Fees. Subsection 9.3 is set out in the Addendum to this Agreement.

9.4 Taxes.

9.4.1 All payments and fees due to Licensor and/or any of its Affiliates under this Agreement, including in respect of the Franchise Application Fee and the Monthly Program Fee (but excluding the Monthly Royalty Fee), shall not include any Taxes. The Monthly Royalty Fee payable under this Agreement shall not include any Taxes, except for Royalty Withholdings.

9.4.2 If, in accordance with the Laws, Licensee is required to make any deduction or withholding on account of Taxes or otherwise, other than Royalty Withholdings, from any payment due under this Agreement to Licensor and/or any of its Affiliates, then Licensee shall pay, together with such payment, such additional amount as will ensure that Licensor or any of the relevant Affiliates receives a net amount (without any withholding or deduction in respect of such additional amount), free of any such Taxes and other withholdings or deductions, equal to the full amount that Licensor would have received had no Taxes, deductions or withholdings (other than Royalty Withholdings) been required. Licensor or the relevant Affiliate may, where appropriate, issue to Licensee invoices for the amounts of VAT or any other Taxes, deductions or withholdings (other than Royalty Withholdings) withheld from the amounts of any payments made to Licensor or to the relevant Affiliate under this Agreement, and Licensee shall promptly pay such invoices.

Confidential

9.4.3 Promptly after making a payment, Licensee shall send to Licensor (a) copies of official receipts or other supporting documents reasonably satisfactory to Licensor, showing the full amounts of Taxes, including Royalty Withholdings, and/or any other withholdings or deductions remitted to the relevant tax authority, and (b) a statement in English (prepared in the form Licensor may require) setting out the full amounts of Taxes, including Royalty Withholdings, and/or any other amounts of deductions and withholdings paid in Local Currency and in US dollars. Such tax receipts and statements shall be sent to the Withholding Tax Coordinator.

9.5 Use of Fees. Licensor may apply any amounts received from Licensee towards payment of any amounts due under this Agreement.

9.6 Currency.

9.6.1 All payments under this Agreement shall be made in US dollars (or such other currency as Licensor may specify from time to time).

9.6.2 If this Agreement requires the conversion of currency into US dollars (or any other currency), such currency shall be converted at the Agreed Exchange Rate established as of the date on which Licensee sends the payment order to its bank (the “Relevant Date”).

9.6.3 Licensee agrees to pay all costs and expenses associated with currency conversion in respect of all amounts payable to Licensor or any Affiliate under this Agreement. “Agreed Exchange Rate” means the exchange rate of the US dollar to the Local Currency established for the business day immediately preceding the Relevant Date, as published in the “Financial Times” on the Relevant Date. If such rate was not published by the “Financial Times” on the Relevant Date, then the data for the last day preceding the Relevant Date on which such exchange rate was published by the “Financial Times” shall be used as the Agreed Exchange Rate.

Confidential

10.0 PROPRIETARY RIGHTS

10.1 Licensor’s Proprietary Rights.

10.1.1 Licensee shall not, directly or indirectly, during or after the end of the Term, contest:

10.1.1.1 the right, title and interest of Licensor and/or any Affiliates in and to the System or any of its elements or components, including present and future distinguishing characteristics;

10.1.1.2 Licensor’s exclusive right to grant licenses to use all or any elements or components of the System; and

10.1.1.3 that Licensor and/or any of the Affiliates is the owner (or the licensee with the right to grant sublicenses) of all right, title and interest in and to the Marks used in any form and in any design, alone or in any combination, together with the goodwill they symbolize.

10.1.2 Licensee acknowledges that the Marks have acquired a secondary meaning indicating that the Hotel and the System operate under the management or with the approval of Licensor. All improvements and additions made to or associated with the System, and all goodwill arising from Licensee’s use of the System, shall inure to the benefit of Licensor and shall become the property of Licensor (or the relevant Affiliates), even if developed by Licensee. At Licensor’s request, Licensee shall enter into any agreement or other document that Licensor deems necessary to ensure that all such goodwill belongs to Licensor. At Licensor’s request, Licensee shall promptly assign to Licensor any rights to the Marks, or registrations thereof, obtained by Licensee.

10.1.3 Licensee shall not, directly or indirectly, either in its own name or in the name or for the benefit of any other person, apply for or obtain any registrations of any of the Marks, or of marks confusingly similar thereto, as trademarks or service marks. Licensee acknowledges that it is not entitled to receive any payment or other compensation from Licensor or from any of the Affiliates for the goodwill associated with Licensee’s use of all or any part of the System.

10.2 Hotel Name.

10.2.1 The Hotel shall be known by the Hotel Name. Licensor may decide to change the Hotel Name and/or any of the Marks at any time, but Licensor shall not change the Principal Mark specified in the Addendum. Licensor may change the manner in which the Hotel Name and/or the Marks (including the Principal Mark) are displayed. Licensee may not change the Hotel Name without Licensor’s prior written consent.

Confidential

10.2.2 Licensee acknowledges and agrees that Licensee does not acquire the right to use any service marks, copyrighted works, trademarks, trade dress, logos, designs, insignia, emblems, symbols, advertising slogans, distinguishing characteristics, trade names, hotel names, domain names and any other marks or designations owned by or licensed to Licensor or any Affiliate that Licensor has not expressly designated as being used in the System.

10.2.3 Licensee shall operate under the Marks and using the Hotel Name at the Hotel. Licensee shall not adopt any other names, marks or symbols in operating the Hotel without Licensor’s prior written consent. Licensee shall not use any of the Marks, the word “Hilton” or other trademarks, trade names, hotel names, service marks or symbols of the Network, or any similar words or abbreviations, in:

10.2.3.1 its corporate name, partnership name, business name or trade name without Licensor’s prior written consent;

10.2.3.2 any Internet-related name (including a domain name) without Licensor’s prior written consent; or

10.2.3.3 any business operated separately from the Hotel, including in the name or means of individualization of properties or businesses (i) located in the immediate vicinity of the Hotel, (ii) located in the Hotel building but not forming part of the Hotel, or (iii) otherwise associated with it.

10.2.4 Licensee shall not use any other trademarks, trade names, hotel names, service marks, logos, designs, symbols or words that are similar to, or in a color scheme reminiscent of, any of the Marks, which may mislead or cause confusion among the public. Licensee shall not use any intellectual property in connection with the Hotel if such use infringes or is likely to infringe the rights of any third parties.

10.3 Disputes Regarding the System.

10.3.1 Licensee shall promptly notify Licensor of any infringement, dilution, challenge or third-party Claim in respect of its use of any of the Marks, and shall not, in the absence of a court order or Licensor’s prior written consent, communicate with any other person regarding any such infringement, dilution, challenge or Claim. Licensor shall take such action as Licensor deems appropriate with respect to such challenges or Claims and shall have the sole right to resolve disputed matters relating to the use of all (or any part) of the System. Licensee shall render full cooperation to Licensor and any relevant Affiliates in these matters. Licensor shall reimburse Licensee for expenses incurred by Licensee as a direct result of actions taken by Licensee at Licensor’s prior request, in particular those relating to such trademark dispute under consideration, but not any other expenses.

Confidential

10.3.2 Licensee shall appoint Licensor as its exclusive representative with the right to act on behalf of Licensee and in that capacity to act as plaintiff and defendant in all Disputes and/or to settle all Disputes of any kind or nature referred to in Subsection 10.3.1 (should Licensor elect to take such actions). Licensee shall sign any and all documents that, in the opinion of Licensor or any Affiliate, are necessary for the prosecution, defense or resolution of any Dispute as plaintiff or defendant, or for the protection of the System (including the powers of attorney necessary to grant the authority referred to in the first sentence of this Subsection 10.3.2), and Licensee shall assign to Licensor all Claims that Licensee may have in respect of such matters. Licensor’s decisions regarding the prosecution, defense or resolution of a Dispute shall be final. All amounts recovered as a result of Disputes concerning the use of all (or any part) of the System shall belong to Licensor.

10.4 Internet Sites.

10.4.1 Licensee may use, in connection with the Hotel or this Agreement, only those Sites or Site providers that are specified or otherwise approved by Licensor in writing (including in any Standards), and Licensee shall not otherwise register, own, maintain or use any Sites that relate to the Network or the Hotel or that use the Marks. Licensee shall not, without obtaining the appropriate permission under a legally valid license or other lawful right, post on Licensee’s Sites any materials in which any third parties have direct or indirect proprietary rights.

10.4.2 Any use of the Marks on any Site shall comply with Licensor’s requirements, including the identity and graphics standards established for all System Hotels. In view of the evolving nature of this technology, Licensor shall have the right to withhold its consent, to withdraw any consent previously granted, and to change its requirements.

10.5 Covenant.

10.5.1 Licensee covenants to Licensor, and separately to each of its Affiliates, to comply with all provisions of this Agreement relating to the manner and terms of use of the Marks, as well as to the termination of any right of Licensee to use any of the Marks. Any breach by Licensee of this Subsection or of any other terms and provisions of this Agreement relating to the manner and terms of use of the Marks and the termination of any rights of Licensee to use any Marks, or any unauthorized or improper use of any part of the System, will cause irreparable harm to Licensor and/or its Affiliates.

10.5.2 In the event of Licensee’s engagement in such non-compliance or in the unlawful and/or improper use of any part of the System during the Term or after its expiration (as specified in Subsection 10.5.1), Licensor and any of its relevant Affiliates, together with the successors and assigns of each of them (individually or jointly with each other), shall be entitled to the granting by any competent court of competent jurisdiction of any temporary and permanent injunctive relief against Licensee, in addition to all other remedies that Licensor or its Affiliates may have at law or in equity. Licensee consents to the application of such temporary and permanent injunctive relief. Licensee shall pay all costs and expenses, including reasonable attorneys’ fees, that Licensor and/or its Affiliates may incur in connection with Licensee’s breach of this Subsection 10.5.

Confidential

10.6 Unauthorized Use of the Marks. Licensee agrees that any unauthorized use of the Marks in breach of this Agreement shall constitute an infringement of the rights of Licensor (or) its Affiliates.

11.0 REPORTS AND OTHER INFORMATION

11.1 Reports.

11.1.1 At Licensor’s request, Licensee shall prepare and submit to Licensor Reports (and any additional information that Licensor may require) in the form, in the manner and within the time periods established by Licensor. The accuracy of the information provided in the Reports shall be certified in the manner established by Licensor.

11.1.2 Licensee shall permit Licensor to inspect Licensee’s books and records at any reasonable time. By the 15th (fifteenth) day of each calendar month, Licensee shall prepare a Report that includes all Operational Information requested by Licensor. Licensee shall submit to Licensor a Report containing information for the preceding calendar month and a calculation of the amounts due for that period in accordance with Section 9, in a form and substance satisfying Licensor’s requirements.

11.2 Maintenance of Records. Licensee shall maintain, on a current cost basis (and retain for the longer of the following periods: at least 6 (six) years or the record retention period established by Licensor), complete and accurate records of Gross Rooms Revenue and Non-Rooms Revenue (if applicable) and of all financial, operational, marketing and other aspects of the operation of the Hotel. Licensee shall maintain an accounting system that fully and accurately reflects all financial aspects of the Hotel and its business operations. Such records include accounting ledgers, tax returns, reports submitted to government authorities, cash register tapes, daily reports, and complete quarterly and annual financial statements.

11.3 Audit.

11.3.1 At Licensor’s request, Licensee shall have the amounts of the Monthly Fees and other payments due to Licensor calculated, and the accuracy of such calculations certified, by a certified public accountant (or a professional of equivalent qualification). During the Term and for 2 (two) years after its expiration, Licensor and its authorized representatives shall have the right to verify the Operational Information required to be provided under this Agreement by requesting, receiving, inspecting and auditing, at any reasonable time, any and all records referred to in Subsection 11.2, wherever they may be located (or otherwise, if Licensor so requires).

Confidential

11.3.2 If any inspection or audit discloses that Licensee has understated or underpaid any amount due to Licensor or any Affiliate, Licensee shall promptly pay to Licensor or the relevant Affiliate the deficiency, together with interest at the Interest Rate.

11.3.3 Acceptance by Licensor or the relevant Affiliate of Licensee’s payment of any deficiency shall not constitute a waiver of any rights of Licensor or any Affiliate arising as a result of Licensee’s breach of the terms of this Agreement, including Licensor’s right to terminate this Agreement. If an audit discloses an overpayment, Licensor shall credit such overpayment against Licensee’s future payments under this Agreement, without interest, or, if no future payments are expected under this Agreement, Licensor shall promptly pay the overpaid amount to Licensee without interest.

11.4 Ownership of Information. All Information obtained by Licensor from Licensee, or information relating to the Hotel or its guests or prospective guests, is Licensor’s Proprietary Information, which Licensor may use for any purpose. Licensee may use information that Licensee obtains from third parties in the course of operating the Hotel, such as Personal Data, at any time during the Term or after its expiration, to the extent permitted by the Laws, at Licensee’s own risk and under Licensee’s own responsibility, but only in connection with the operation of the Hotel as a hotel.

11.5 Proprietary Information. Licensee shall treat the Proprietary Information as confidential. Licensee acknowledges and agrees that Licensee:

11.5.1 does not acquire any rights in the Proprietary Information other than the right to use it in the design and operation of the Hotel during the Term under the terms of this Agreement;

11.5.2 will not use the Proprietary Information, or the Plans and Designs approved by Licensor, in any other business or for any purpose other than the design and operation of the Hotel during the Term on the terms and in accordance with the provisions of this Agreement;

11.5.3 will maintain the confidentiality of the Proprietary Information during the Term and after its expiration;

11.5.4 will not make unauthorized copies of any part of the Proprietary Information; and

Confidential

11.5.5 will adopt and implement all procedures that Licensor may establish and prescribe from time to time to prevent unauthorized use or disclosure of the Proprietary Information, including restrictions on disclosure to employees and the use of non-disclosure and non-competition clauses in agreements with employees, agents and independent contractors who have access to the Proprietary Information.

11.6 Privacy and Data Protection. Licensee shall: (a) comply with all applicable Privacy Laws; (b) comply with all Standards relating to Privacy Laws and to the protection and security of Personal Data; (c) refrain from any act or omission that could cause Licensor or any of its Affiliates to breach any Privacy Laws; (d) do and execute (or procure the doing and execution of) all acts, measures and documents that Licensor considers necessary to ensure compliance by Licensor and its Affiliates with the Privacy Laws; and (e) promptly notify Licensor of any theft or loss of Personal Data (other than Personal Data of Licensee’s own officers, directors, shareholders, employees and service providers).

11.7 Data Transfer. With respect to transfers of Personal Data under this Agreement from the European Union, the European Economic Area and/or their member states, Switzerland and the United Kingdom to countries that do not ensure an adequate level of data protection within the meaning of the Privacy Laws of the aforementioned territories, to the extent such transfer is subject to such Privacy Laws, the Standard Contractual Clauses (which are incorporated in the Standards) (the “SCC”) shall apply and are deemed incorporated into this Agreement by reference. The SCC apply to Licensee as data exporter, and Licensee’s execution of this Agreement shall be deemed execution of the SCC as data exporter.

12.0 DAMAGE AND DESTRUCTION; CONDEMNATION

12.1 Damage and Destruction.

12.1.1 Licensee shall notify Licensor if the Hotel (in whole or in part) is damaged by fire or other casualty within 10 (ten) days after such event. If the damage or repair requires closing the Hotel, and

12.1.1.1 if any part of the Hotel (but not the entire Hotel) is damaged or destroyed, Licensee shall repair or restore the Hotel in accordance with the Standards within 1 (one) year after the fire or other casualty and reopen the Hotel for continuous business operations as soon as possible (but in any event no later than 18 (eighteen) calendar months after the fire or other casualty); or

Confidential

12.1.1.2 if the Hotel is damaged or destroyed in its entirety, Licensee may elect to repair or restore the Hotel in accordance with the Standards, provided that Licensee shall commence restoration within 1 (one) year after the closing and reopen the Hotel for full-scale continuous business operations as soon as possible (but in any event no later than 2 (two) years after the closing of the Hotel), in each case giving Licensor written notice of the reopening at least 90 (ninety) days in advance. After the Hotel has been damaged or destroyed in whole or in part by fire or other casualty, and until Licensor determines that the Hotel (including where only part of it has been damaged or destroyed) may be reopened following restoration and may be operated as a System Hotel, the Hotel shall not market itself as a System Hotel or otherwise identify itself with any of the Marks without Licensor’s prior written consent.

12.1.2 The Parties may terminate this Agreement if Licensee elects not to repair or restore the Hotel in accordance with Subsection 12.1.1.2, provided that the Party initiating the termination gives the other Party [***] written notice. If this Agreement is terminated under this Subsection, Licensor will not require Licensee to pay Liquidated Damages, provided that neither Licensee nor any of Licensee’s Affiliates (nor any Person in which Licensee or an Affiliate of Licensee holds a Controlling Interest) shall, directly or indirectly:

12.1.3.1 enter into a franchise, license, management, lease and/or other similar agreement for, or commence Construction Work on, a hotel that is not a Network Hotel on the Hotel Site within 1 (one) year after the date of termination; or

12.1.3.2 commence operation of a hotel that is not a Network Hotel on the Hotel Site within 3 (three) years after the date of termination.

12.1.3 Licensee shall take all necessary actions to enable Licensor to participate in the distribution of any business interruption insurance proceeds arising from a fire or other casualty.

12.2 Condemnation.

12.2.1 Licensee shall promptly inform Licensor of any proposed taking of any part of the Hotel by Condemnation. If Licensor determines that the taking is significant enough to render the continued operation of the Hotel in accordance with the Standards and guest expectations commercially impractical, Licensor may terminate this Agreement by giving written notice to Licensee, and Licensee shall not be obliged to pay Licensor Liquidated Damages arising from such termination. If the Hotel is permanently closed as a result of such Condemnation, Licensee may terminate this Agreement without paying Liquidated Damages.

Confidential

12.2.2 Licensee shall take all necessary actions to enable Licensor to participate in the distribution of the Condemnation proceeds and/or any insurance payments relating to the Condemnation. If Licensor determines that such taking does not require termination of this Agreement, Licensee shall carry out all work necessary to restore the condition, character and appearance of the Hotel to that existing before such taking, in accordance with the Plans and Designs approved by Licensor. Licensee shall take all measures to ensure that the resumption of normal operations of the Hotel is not unreasonably delayed.

12.3 Non-Extension of Term. Nothing in Section 12 shall extend the Term.

13.0 TRANSFER

13.1 Transfer by Licensor.

13.1.1 Licensor may assign or transfer this Agreement or any of its rights, obligations or assets under this Agreement, by operation of law or otherwise, to any Person without Licensee’s consent, provided that any such Person assumes all of Licensor’s obligations enabling Licensee to operate the Hotel under the Brand after such assignment or transfer. Any of Licensor’s Affiliates may transfer, sell, dispose of or otherwise convey legal title to an ownership interest in Licensor or in any of its other Affiliates, by operation of the Laws or otherwise, including by way of a public offering, to any Person without Licensee’s consent.

13.1.2 If Licensor assigns or transfers this Agreement to a third party that expressly assumes its obligations as provided in Subsection 13.1.1, Licensor shall no longer have any obligations to perform this Agreement or other obligations to Licensee under this Agreement; Licensee shall accept performance of the obligations from such third party without the need to execute any additional document; and Licensee’s right to use any programs, rights or services provided to Licensee by Licensor’s then-existing Affiliates under this Agreement shall terminate upon such termination taking effect as of the effective date of such assignment or transfer.

13.2 Transfer by Licensee.

13.2.1 Licensee understands that the rights and duties created by this Agreement are personal to Licensee and that Licensor has entered into this Agreement in reliance on the business experience, financial capacity and personal characteristics of Licensee and its Equity Owners. Accordingly, Licensee shall ensure that no Transfer is made without Licensor’s prior written consent. Any Transfer or proposed Transfer of this Agreement by Licensee made without obtaining such prior written consent in breach of this Agreement shall be null and void and of no legal force or effect.

Confidential

13.2.2 Licensee shall give Licensor at least 60 (sixty) days’ prior written notice of any proposed Transfer. Licensor may charge Licensee a fee to cover Licensor’s costs and expenses (including legal costs and expenses) incurred in connection with reviewing the Transfer proposed by Licensee. Licensor will not unreasonably withhold its consent to the proposed Transfer, provided that the proposed Transfer complies with all restrictions, requirements and conditions that Licensor imposes on the Transfer, the Transferee or its Equity Owners, including the following:

13.2.2.1 Licensee shall not be in default under this Agreement or any Related Agreements;

13.2.2.2 Licensee shall pay all sums owed to Licensor and its Affiliates through the date of completion and closing of the transaction;

13.2.2.3 Licensee shall execute Licensor’s then-current form of voluntary termination agreement with respect to the termination of this Agreement;

13.2.2.4 Licensee shall conclude to Licensor’s satisfaction, or provide adequate security in respect of, any suits, actions and proceedings pending or threatened against Licensee, Licensor or its Affiliates with respect to the Hotel that may result in any liability on the part of Licensor or any of its Affiliates;

13.2.2.5 the Transferee shall meet Licensor’s then-current economic requirements for new licensees under the franchise program in effect at the time of the proposed Transfer;

13.2.2.6 the Transferee shall pay any required transfer fees and execute a new franchise agreement with Licensor (or such other Affiliate as Licensor may designate) in the form then in use for new licensees under franchise agreements, including a new guaranty, if applicable. The new franchise agreement shall include the Commercial Terms and may contain requirements for renovation and upgrading of the Hotel and such other requirements (if any) as Licensor may request; and

13.2.2.7 neither the Transferee nor any Equity Owner of the new Transferee is a Restricted Person, a Sanctioned Person, or a person that otherwise fails to meet Licensor’s then-current criteria for new licensees under franchise agreements or for Equity Owners.

13.2.3 Under no circumstances:

13.2.3.1 shall a Transfer be made to a Restricted Person or a Sanctioned Person;

Confidential

13.2.3.2 shall Licensee assign any of its rights or transfer, sell, dispose of or otherwise convey any of its obligations under any agreement pursuant to which Licensee’s property rights in the Hotel or the Hotel Site would be acquired by a Restricted Person or a Sanctioned Person;

13.2.3.3 shall any Material Interest in Licensee, the Hotel or the Hotel Site be sold, transferred, assigned, issued or otherwise disposed of to a Sanctioned Person;

13.2.3.4 shall any Equity Interest in Licensee, the Hotel or the Hotel Site be issued, converted or held in any other form of ownership where there is no traceable record of registration of the identity of the legal and beneficial owner of such Equity Interest; or

13.2.3.5 shall any other event occur in respect of Licensee or any Affiliate of Licensee as a result of which Licensee would become a Restricted Person or a Sanctioned Person.

Any such action shall constitute a default under Subsection 14.2.

13.3 Transfers of Publicly Traded Equity Interests or Privately Held Equity Interests. A Publicly Traded Equity Interest in Licensee may be sold on the stock exchange or securities market on which it is listed or quoted, and Equity Interests in Licensee that are not Publicly Traded Equity Interests may be sold without notice to Licensor and without obtaining Licensor’s consent, provided that:

13.3.1 immediately before the proposed open-market trade or proposed private sale, the Transferor holds less than 25% of the Equity Interest in Licensee;

13.3.2 immediately after the proposed open-market trade or proposed private sale, the Transferee will hold less than 25% of the Equity Interest in Licensee; and

13.3.3 the proposed trade or proposed private sale will not otherwise result in a change of Control of Licensee, the Hotel or the Hotel Site.

13.4 Public Offering or Private Placement.

13.4.1 Any public offering, private placement or other sale of securities of Licensee, the Hotel or the Hotel Site (“Securities”) requires Licensor’s prior written consent, which shall not be unreasonably withheld. All materials required under any Laws for the offer or sale of such Securities must be submitted to Licensor for review and approval at least 60 (sixty) days before the date on which Licensee distributes such materials to any Persons other than its professional advisers participating in the preparation of such materials, or files them with any Government or regulatory body or stock exchange, including any materials to be used in an offering that is exempt from registration under applicable securities laws.

Confidential

13.4.2 Licensee shall pay Licensor a document review fee of [***] at the time of submission of the Offering Documents, and shall also pay any additional costs and expenses that Licensor may incur in reviewing such documents, including reasonable attorneys’ fees. Licensee shall not use any of the Marks or otherwise indirectly refer to Licensor or any of Licensor’s Affiliates in connection with their participation in the offering or approval of any Securities or any offering of Securities.

13.4.3 Licensor shall have the right to approve, and to require any changes to or deletions from, any description of this Agreement or of Licensee’s relationship with Licensor, or any use of the Marks, in any prospectus, offering memorandum, similar document or other information communications or materials that Licensee proposes to use in connection with the sale or offering of any Securities (the “Offering Documents”). Licensor’s review of such documents shall in no way be deemed Licensor’s agreement with any of the statements contained therein, shall in no way impose or create any liability for Licensor or any Affiliate of Licensor, including with respect to any projections, and shall not be deemed an acknowledgment or confirmation by Licensor that such documents comply with the requirements of the Laws.

13.4.4 Licensee shall not sell any Securities unless Licensee expressly states to all purchasers and offerees that neither Licensor nor any Affiliate of Licensor, nor any of their officers, directors, agents or employees, shall in any way be deemed: (a) an issuer or underwriter of the Securities (as those terms are defined or generally understood under any securities laws or other Laws or otherwise); or (b) to have any liability or responsibility for any financial statements or information (including financial information or projections) contained or referred to in any Offering Documents or oral communications.

13.4.5 Licensee shall fully indemnify and hold harmless, defend and reimburse the Indemnified Parties from and against any liabilities, costs and expenses, damages, Claims or losses arising out of or in connection with the sale or offering of any Securities, including to the same extent as provided in Section 16.

13.5 Mortgages. Licensee or an Equity Owner may grant a mortgage or provide security over the Hotel or the Hotel Site in favor of a lender financing the acquisition, development or operation of the Hotel, without Licensor’s prior written consent.

Confidential

14.0 TERMINATION

14.1 Termination with Opportunity to Cure. Licensor may terminate this Agreement by giving written notice to Licensee at any time before its expiration if Licensee fails to cure any of the following defaults within the period specified in the notice of default:

14.1.1 Licensee fails to pay when due any amounts payable and owed to Licensor or any of its Affiliates under the terms of this Agreement;

14.1.2 Licensee fails to comply with any provision of this Agreement, the Manual or the Standards; or

14.1.3 Licensee fails to obtain or maintain the insurance coverage required under this Agreement, or fails to reimburse Licensor for the costs of obtaining such insurance coverage on Licensee’s behalf.

14.2 Immediate Termination by Licensor. Notwithstanding Subsection 14.1, Licensor may immediately terminate this Agreement by giving notice to Licensee, and without giving Licensee any opportunity to cure any material defaults or any other defaults, for any of the following reasons:

14.2.1 Licensee receives 3 (three) or more notices of default within any period of 12 (twelve) calendar months, even if such defaults have been cured;

14.2.2 an Insolvency Event occurs with respect to Licensee, resulting in the entry into force of a judgment for enforcement of remedies against it that has not been fully stayed within 7 (seven) business days after the judgment enters into force, or remains unvacated for 45 (forty-five) days;

14.2.3 Licensee ceases to own or loses the right to possession of all or a significant part of the Hotel or the Hotel Site for any reason other than the circumstances set out in Section 12;

14.2.4 Licensee fails to operate the Hotel for 5 (five) consecutive days, unless the cessation of operation is caused by fire, flood, earthquake or similar natural disasters beyond Licensee’s control, provided that Licensee has taken and continues to take all reasonable measures to minimize the consequences of such events until they have fully ceased;

14.2.5 Licensee contests, in any court or proceeding, the ownership of any part of the System or the validity of any of the Marks;

14.2.6 Licensee or any of the owners of a Controlling Interest is or has been held liable for the commission of a criminal offense or other offense, or takes other actions which, in Licensor’s reasonable judgment, may adversely reflect on or affect the Hotel and/or its reputation, the System, Licensor and/or any of its Affiliates;

Confidential

14.2.7 Licensee conceals revenues, maintains false or inaccurate books of account and records, or submits false reports or information to Licensor, or otherwise attempts to commit fraudulent acts against Licensor;

14.2.8 Licensee or any of its Affiliates becomes a Competitor without Licensor’s prior written consent;

14.2.9 a Transfer or proposed Transfer occurs of any ownership interests in Licensee, or with respect to this Agreement, the Hotel or the Hotel Site, in each case in breach of the provisions of this Agreement;

14.2.10 any of the following occurs:

14.2.10.1 Licensee or any Person holding a Material Interest in Licensee, the Hotel and/or the Hotel Site becomes a Sanctioned Person;

14.2.10.2 any guarantor of Licensee’s obligations under this Agreement, or any Person in whose favor any pledge, mortgage or security interest of any kind has been created over the Hotel and/or the Hotel Site or any part thereof, becomes a Sanctioned Person; or

14.2.10.3 a change of Control occurs with respect to Licensee or any part of the Hotel and/or the Hotel Site, a security interest is created, or Licensee assigns, transfers, delegates, subcontracts or disposes of any of its rights or obligations under this Agreement in favor of any Person in any manner that, as determined by Licensor, calls into question Licensee’s ability to perform, maintain in effect or comply with the representations, warranties and covenants provided for in Subsection 18.10;

14.2.11 the occurrence of any event(s) or the existence of any fact(s) is discovered, or information is received, concerning Licensee or any of its Affiliates which, as determined by Licensor, is highly likely to adversely affect or reflect in any way upon any gaming licenses or permits that have been obtained or applied for by Licensor or any of its Affiliates, or upon the then-current standing of Licensor or any of its Affiliates with any gaming commissions or boards or similar Governmental Entities or other regulatory bodies, or upon the reputation or business of Licensor or any of its Affiliates;

14.2.12 Licensee creates a pledge, mortgage or any other security interest of any kind over all or any part of the Hotel and/or the Hotel Site, or pledges, mortgages or assigns by way of security its rights under this Agreement in favor of a Sanctioned Person;

Confidential

14.2.13 any guarantor of Licensee’s obligations under this Agreement breaches the terms of its guarantee to Licensor;

14.2.14 a danger or threat to public health or safety results from the construction, maintenance or operation of the Hotel, as determined by Licensor; or

14.2.15 Licensee fails to commence or complete the Hotel Work by the respective dates set out in the Addendum; or

14.2.16 Subsection 14.2.16 of this Agreement is set out in the Addendum to this Agreement.

14.3 Suspension/Licensor’s Interim Remedies. If Licensee breaches this Agreement, Licensor may resort to an Interim Remedy, including the suspension of the performance of Licensor’s obligations under this Agreement and/or the obligations of Licensor or any of its Affiliates under any of the Related Agreements.

14.3.1 Licensor may suspend the Hotel’s access to the Reservation Service and the provision of any reservation services and/or internet-site services provided through Licensor or by Licensor itself. Licensor may remove the Hotel from the list of hotels published by Licensor in any directories and advertising publications. If Licensor suspends the provision of Reservation Service services to the Hotel, Licensor may cancel reservations already made at the Hotel and transfer the reservations to other System Hotels or Network Hotels.

14.3.2 Licensor may disable, in whole or in part, the software products provided to Licensee under the Related Agreements and/or suspend the provision of one or more information technology and/or network services that Licensor provides or supports under the terms of the Related Agreements.

14.3.3 Licensor may invoice Licensee for the costs and expenses associated with the suspension or termination of Licensee’s right to use any software systems or technologies that Licensor has provided to Licensee, as well as for the fee for intervention in, or administration of, the software systems set out in the Standards, after the date of the notice of breach.

14.3.4 Licensee agrees that Licensor’s exercise of its right to elect Interim Remedies shall not constitute a breach of this Agreement and shall not result in an actual or constructive termination of this Agreement. Licensor’s exercise of any Interim Remedies is in addition to and separate from any other rights or remedies that Licensor may have against Licensee, whether under this Agreement or in connection with it, or on any other grounds, whether at law or in equity. If Licensor exercises its right to resort to Interim Remedies, such exercise shall not constitute a waiver by Licensor of any breach of this Agreement by Licensee. Licensee shall not be entitled to any compensation, including any repayment, reimbursement, refund or set-off of obligations in respect of any remuneration, any payments, expenses or losses that Licensee may have directly or indirectly incurred as a result of Licensor’s use and/or cessation of use of any Interim Remedy.

Confidential

14.4 Licensee’s Obligations upon Expiration or Termination of the Agreement. Upon the expiration or termination of this Agreement, Licensee shall:

14.4.1 immediately pay all amounts payable and owing to Licensor and any of its Affiliates, including all costs and expenses incurred by Licensor and/or any of its Affiliates in obtaining injunctive relief in connection with the enforcement of this Agreement;

14.4.2 immediately cease operating the Hotel as a System Hotel and cease using the System; trade dress elements, logos, insignia, emblems, symbols and designs;

14.4.3 immediately cease using the Marks, the Hotel Name and any confusingly similar names, marks, trade dress systems, insignia, symbols and other rights, procedures and methods. Licensee shall deliver all goods and materials containing the Marks to Licensor, and Licensor shall have the sole and exclusive right to use any articles containing the Marks, or, at Licensor’s request, Licensee shall cause such goods and materials containing the Marks to be destroyed (in accordance with Licensor’s instructions), and Licensee shall provide Licensor with written certification of such destruction. Licensee shall immediately make any specified changes to the Hotel Site that Licensor may reasonably require for this purpose, including the removal of signs, custom-made decor elements and advertising materials;

14.4.4 immediately cease to hold itself and the Hotel out as:

14.4.4.1 a System Hotel and/or a former System Hotel;

14.4.4.2 affiliated and/or formerly affiliated with the Brand or the Network;

14.4.5 immediately return or destroy (as directed by Licensor) all copies of the Manual and any other Proprietary Information;

14.4.6 immediately cancel all assumed names, trade names or similar registrations relating to Licensee’s use of any Mark, and notify the telephone company and all directory listing agencies and directory publishers, including the authorities responsible for the allocation of domain names in the Internet, internet service providers, global distribution systems and Internet search engines, of the termination or expiration of Licensee’s right to use the Marks, the Hotel Name and any telephone numbers, any classified or other telephone directory listings, Internet domain names, uniform resource locators (URLs), website names, e-mail addresses, metatags and search engine keywords associated with the Hotel, and authorize their transfer to Licensor; and

Confidential

14.4.7 irrevocably assign and transfer to Licensor (or its designee) all of Licensee’s right, title and interest in and to any domain name listings and registrations that contain any reference to the Marks, the System, the Network or the Brand; notify the relevant domain name registrars of the termination of Licensee’s right to use any domain name or Sites associated with the Marks or the Brand; and authorize and instruct the cancellation of the domain name registration or the transfer of the domain name to Licensor (or its designee), as directed by Licensor. Licensee shall also remove all references to the Marks, the System, the Network or the Brand from any Sites that Licensee owns, maintains or operates, after the expiration or termination of this Agreement.

15.0 LIQUIDATED DAMAGES

15.1 Calculation of Liquidated Damages. Licensee acknowledges and agrees that the early termination of this Agreement will cause substantial damage to Licensor. Licensee agrees that the Liquidated Damages are not a penalty, but represent a reasonable estimate of the minimum fair and equitable compensation for the losses incurred by Licensor as a result of Licensee’s failure to operate the Hotel during the Term. If this Agreement terminates before the Expiration Date, Licensee agrees to pay to Licensor the following Liquidated Damages:

15.1.1 If termination occurs before Licensee commences the Hotel Work, Licensee agrees to pay to Licensor Liquidated Damages in the amount of USD[***]. If neither Licensee nor any guarantor (nor any Affiliates of Licensee or of the guarantor), directly or indirectly, enters into a franchise agreement, license agreement, management agreement and/or other similar agreement for the construction of, or commences the construction or operation of, a hotel, motel, inn or similar facility on the Hotel Site under a Competitor’s brand within 1 (one) year after termination, and provided that Licensee delivers to Licensor, within 30 (thirty) days after the anniversary of the termination of this Agreement, a notice confirming that no such agreement has been entered into and no such construction or operation has been commenced, Licensor will refund the Liquidated Damages paid under Subsection 15.1.1, without interest thereon, upon the expiration of 30 (thirty) days after the anniversary of the termination of this Agreement or after receipt of such notice, whichever is later.

15.1.2 If termination occurs after Licensee commences the Hotel Work but before the Opening Date, Licensee agrees to pay to Licensor Liquidated Damages in the amount of USD[***], provided, however, that Licensee’s failure to complete the Hotel Work was not the result of Force Majeure Events.

Confidential

15.1.3 If termination occurs after the Opening Date but before the 2nd (second) anniversary of the Opening Date, Licensee agrees to pay to Licensor Liquidated Damages in the amount of USD [***].

15.1.4 If termination occurs after the 2nd (second) anniversary of the Opening Date but before the last 2 (two) years of the Term, Licensee agrees to pay to Licensor Liquidated Damages in an amount equal to [***].

15.1.5 If, as of the date of termination, fewer than 24 (twenty-four) calendar months remain until the end of the Term, the amount of the Liquidated Damages shall be calculated by [***].

15.2 Payment of Liquidated Damages. Liquidated Damages shall be payable within [***].

16.0 INDEMNIFICATION

16.1 Licensee shall, during the Term and after its expiration, indemnify, hold harmless and defend the Indemnified Parties against all losses, liabilities, damages, Claims, costs and expenses, including reasonable attorneys’ fees on a full indemnity basis, including court costs, arbitration costs, expert fees or other costs incurred in prosecuting or defending any Claim or incurred in enforcing any indemnity, to the maximum extent permitted by Law, that are suffered or incurred by any Indemnified Party and that arise out of or in connection with:

16.1.1 any breach by Licensee of this Agreement or the Standards;

16.1.2 any unauthorized use of the Marks by Licensee or its officers, employees, Affiliates, associates, managers or agents;

16.1.3 any act or omission of Licensee or its officers, employees, Affiliates, associates, managers or agents, or otherwise arising out of or in connection with this Agreement;

16.1.4 any event alleged to have occurred at the Hotel or on the Hotel Site, including personal injury, death or property damage, or relating to any construction, refurbishment, alteration, maintenance, repair, operation, use or ownership of the Hotel or the Hotel Site;

Confidential

16.1.5 any alleged or actual breach by Licensee or its officers, employees, Affiliates, associates, managers or agents of any agreement (other than this Agreement), including any group sales agreement within the System, or of any provisions of Laws or industry standards;

16.1.6 any tax penalties arising from Licensee’s failure to pay or withhold Taxes required to be paid or withheld in connection with this Agreement;

16.1.7 any instances in which Licensee or its officers, employees, Affiliates, associates, managers or agents hold themselves out as agents of Licensor or of any of its Affiliates or as acting in the capacity of such agents;

16.1.8 any other business conducted by Licensee or a third party in or at the Hotel, or on or near the Hotel Site; and/or

16.1.9 Employment Liabilities, including Employment Liabilities arising:

16.1.9.1 in connection with the termination of employment of any employees, including those employees whose employment contracts are transferred at any time to Licensor or to any successor third-party licensee in respect of the Hotel pursuant to Acquired Rights Legislation upon the termination or expiration of this Agreement; and/or

16.1.9.2 in respect of the period up to and including the date on which the employment relationship terminates; and/or any other Employment Liabilities that may be transferred to the Indemnified Parties in accordance with the foregoing.

16.2 Subsection 16.2 is set out in the Addendum to this Agreement.

16.3 Licensee shall notify Licensor in writing of any Claim affecting an Indemnified Party within 5 (five) business days after Licensee becomes aware of the Claim. Licensor shall decide whether it will conduct the defense or settle any Claim (at Licensee’s expense) or will require Licensee to assume the defense or settlement of the Claim. If Licensee is unable to defend Licensor and/or the Indemnified Parties, Licensor may elect to assume (but shall under no circumstances be obliged to assume) the defense and/or settlement of the Claim. Notwithstanding any other provision of this Agreement, neither Licensor nor any Indemnified Party shall in any way be obliged to mitigate its losses in order to maintain a Claim or its right to indemnification under any indemnification provisions of this Agreement, and any failure by Licensor to take such action shall in no way reduce the amounts that Licensor or any Indemnified Party may recover from Licensee.

Confidential

16.4 If Licensor considers that a conflict may arise between its interests and the interests of Licensee, Licensor may independently retain legal counsel of its own choosing at Licensee’s expense. This shall not diminish Licensee’s obligation to indemnify and hold harmless the Indemnified Parties. If Licensor requires Licensee to assume the defense or settlement of a Claim, the assumption of such obligation shall not diminish Licensee’s indemnification obligations, and Licensee:

16.4.1 shall keep the Indemnified Parties fully informed of the progress of the defense or settlement;

16.4.2 shall comply with all reasonable requests of the Indemnified Parties in connection with the defense or settlement; and

16.4.3 shall not settle or compromise the Claim, admit liability or reach any arrangement in respect of the Claim without the written consent of the Indemnified Parties, which may be given or withheld in the sole discretion of the Indemnified Parties.

16.5 The Indemnified Parties shall be entitled, without limitation of their rights, to make a claim under any indemnity given in their favor as a debt or liquidated demand.

16.6 Each indemnity in this Agreement is separate and independent from the other obligations under this Agreement. Each of the indemnities shall remain in full force and effect notwithstanding any extensions granted from time to time and notwithstanding any judgments or orders (whether or not for an amount due under this Agreement).

17 RELATIONSHIP OF THE PARTIES

17.1 No Agency Relationship. Licensee is an independent contractor. Neither Party is the legal representative or agent of the other Party, and neither has the power to bind the other Party. Licensee acknowledges that (a) Licensor does not direct, control, manage, give instructions with respect to, or have the right to control personnel or employment matters for Licensee or its employees; (b) Licensor does not set, and does not have the right to set, any terms of employment for Licensee’s employees; (c) the training required by Licensor is intended to enable Licensee to operate the Hotel in accordance with the Standards; and (d) Licensee exercises exclusive control over its day-to-day operations. Licensee acknowledges that Licensor’s relationship is a business one, is defined in this Agreement and is based entirely on its express provisions, and that the execution of this Agreement is not intended to create and does not create a relationship of partnership, joint venture, agency, fiduciary or employment relationship, or a joint employment relationship.

Confidential

17.2 Notice to Customers of Licensee’s Independent Status. All contracts in connection with the operation of the Hotel and the services provided at the Hotel shall be entered into by Licensee in its own name or in the name of Licensee’s Management Company. Licensee shall not enter into or sign any contracts in the name of Licensor or any of its Affiliates, or using the Marks or any abbreviations or variations of the Marks. In all of its dealings with customers and with its employees, agents, contractors, suppliers and other third parties, Licensee undertakes to disclose that (a) it is the owner of the Hotel (if applicable); (b) it is an independent entity; (c) it is the employer, principal or contracting party (as applicable); and (d) Licensor has no liability whatsoever for Licensee’s financial obligations or debts.

18.0 MISCELLANEOUS

18.1 Severability and Interpretation.

18.1.1 If any provision of this Agreement is held to be unenforceable, void or voidable, such provision shall cease to be valid only to the extent of such prohibition, and this shall in no way invalidate or affect the remaining provisions of this Agreement, and all other provisions of the Agreement shall continue to remain valid, unless the invalidity of such provision jeopardizes the original purpose of this Agreement. If any provision of this Agreement is held to be unenforceable because of its scope, but may be held enforceable by limiting its scope, such provision shall be deemed amended to the minimum extent necessary to render it enforceable.

18.1.2 This Agreement shall be construed without construing any of its provisions in favor of or against either Party by reason of that Party having drafted such provision, or by reason of the position of Licensor or Licensee in relation to the other Party.

18.1.3 Any obligation, condition or provision of this Agreement that provides for the obligations established by it to survive the expiration or termination of this Agreement shall survive any such expiration or termination.

18.2 Governing Law, Jurisdiction and Venue.

18.2.1 Subsection 18.2.1 is set out in the Addendum to this Agreement.

18.2.2 Subsection 18.2.2 is set out in the Addendum to this Agreement.

18.3 Exclusive Benefit. Licensor and each of its Affiliates may enforce any of the terms of this Agreement that, expressly or by implication, are for his/her/its benefit, and, unless otherwise provided in this Subsection 18.3, no person who is not a Party shall have any right under the Contracts (Rights of Third Parties) Act 1999 (or any similar applicable law) to enforce any provisions of this Agreement. This Subsection 18.3 does not affect any rights or remedies of any persons that exist or are available to them otherwise than under the said Contracts Act (or similar applicable law).

Confidential

18.4 Entire Agreement. This Agreement and all exhibits and addenda thereto, all documents, as well as any other information specifically incorporated into this Agreement by reference, shall constitute the entire agreement between the Parties with respect to the Hotel and any other aspects of the relationship between the Parties, and shall supersede and cancel any prior and/or current negotiations or correspondence, including any previous drafts of documents, agreements, arrangements and understandings between the Parties, whether oral or written.

18.5 Amendment and Waiver.

18.5.1 Any amendments, cancellations or waivers of any provisions of this Agreement shall be legally binding on Licensor only if they are made in writing expressly stating that they constitute amendments, cancellations or waivers (as applicable) and are signed by one of Licensor’s authorized representatives. Licensor may agree to the amendment or cancellation of a provision on certain conditions, including the condition of obtaining from Licensee, in a form satisfactory to Licensor, a general release from liability in respect of Claims that Licensee may have against Licensor and/or any of its Affiliates.

18.5.2 If Licensor or any of its Affiliates fails to exercise any power granted to any of them under this Agreement, or fails to insist on strict performance by Licensee of any of its obligations, neither this nor any custom or practice at variance with the terms and provisions of this Agreement shall be deemed a waiver by Licensor or any of its Affiliates of the right to demand strict compliance with the terms and provisions of this Agreement.

18.6 Approval and/or Consent Rights.

18.6.1 Whenever the terms of this Agreement require the consent or approval of Licensor, or whenever Licensor is to “decide/determine” or make/render a “decision/determination”, unless expressly stated otherwise in the relevant provision, Licensor may withhold its consent or approval, or “decide/determine” or make/render a “decision/determination”, in its sole discretion. Licensor may withhold any and all consents or approvals required under this Agreement in the event of Licensee’s non-performance or breach of the terms of this Agreement. With respect to any express provision of this Agreement under which Licensor’s consent or approval may not be unreasonably withheld, Licensee acknowledges and agrees (without limiting any other relevant criteria or factors for determining whether or not Licensor has reasonably withheld its consent or approval) that Licensor shall not be deemed to have unreasonably withheld its consent or approval if Licensor believed that, in withholding its consent or approval, it was acting in the interests of the System as a whole. Licensor’s consent and approval shall be effective only if given in writing and signed by one of its authorized representatives.

Confidential

18.6.2 Under no circumstances may Licensee claim damages on the basis of any Claim arising from Licensor having unreasonably withheld or delayed any consent, approval or decision/determination, or having imposed conditions on the granting of such consent, approval or decision/determination in accordance with the terms and provisions of this Agreement. Nor may Licensee claim damages by way of set-off, counterclaim or defense against Licensor’s withholding of consent or approval, or against any decision/determination that Licensor makes/renders or does not make/render. Licensee’s sole remedy for a Claim shall be an action or proceeding to enforce the provisions of this Agreement by specific performance or by way of declaratory judgment.

18.7 Notices. All notices shall be in writing and shall take effect on the earliest of the following dates: one business day after dispatch by express courier delivery service, or three business days after dispatch by first-class mail or by registered mail with return receipt requested, or by other such express delivery service, provided that such dispatch is made to the other Party at the relevant address specified in this Subsection 18.7 or at such other address as may be notified by the Party to be notified. Where notices are sent to Licensor, any notices shall be marked for the attention of Licensor and shall be sent to Licensor’s office as follows: Legal Department, Maple Court, Central Park, Reeds Crescent, Watford, Hertfordshire, England, WD24 4 QQ (Maple Court, Central Park, Reeds Crescent, Watford, Hertfordshire, England, WD24 4QQ). Where notices are sent to Licensee, any notices shall be sent to the address of the Principal Legal Correspondent specified in the Addendum. If either Party wishes to change its address for notices, it shall do so in writing signed by an authorized representative and shall notify the other Party thereof in accordance with this Subsection. At any one time, each Party may designate only one address for notices.

18.8 Remedies Cumulative. The rights and remedies provided for in this Agreement are cumulative and (unless otherwise provided in this Agreement) do not exclude the use of any other rights or remedies provided at law or in equity. A waiver of rights and remedies provided for in this Agreement may only be made in writing and only in each specific instance.

18.9 Representations and Warranties. Licensee acknowledges and agrees that, in entering into this Agreement, Licensee has not relied on any statements, representations, warranties or agreements other than those expressly set out in this Agreement as warranties, and has no remedies in respect of any statements, representations, warranties or understandings other than those expressly set out in this Agreement as warranties. The sole remedy remedy available to Licensee in respect of any such statement, representation, warranty or agreement shall be a remedy for breach of contract under the terms of this Agreement. Nothing in this Agreement excludes or limits liability for fraud, or for death or personal injury caused by negligence, or for any other matter in respect of which an exclusion or limitation of liability would be unlawful or unenforceable. Licensee gives the following warranties and representations and undertakes the following obligations:

18.9.1 all statements made in the application submitted to Licensor in connection with the anticipated execution of this Agreement, and in the other documents and information provided to Licensor by or on behalf of Licensee, are accurate, true and complete as of the date of this Agreement;

Confidential

18.9.2 Licensee has conducted an independent analysis of the risks associated with operating a hotel under the Brand, including existing and potential market conditions, competitive factors and risks, as well as an independent assessment of all such risks, and has also reviewed Licensor’s franchise disclosure document, if applicable;

18.9.3 Licensee has all necessary rights, power and legal capacity to enter into, perform and comply with the terms of this Agreement;

18.9.4 this Agreement constitutes a legally valid and binding obligation of Licensee and does not constitute a breach of or default under any of Licensee’s constitutional and governing documents, the terms or provisions of any Laws binding on Licensee, or any agreement with which Licensee is required to comply;

18.9.5 if Licensee is a legal entity (of any type) or other organization or unincorporated association of persons recognized under any law, Licensee is, and throughout the Term will continue to be, a duly organized legal entity, validly existing and in accordance with the laws of Licensee’s Country of Incorporation, and has and will have the authority to conduct business in the locality in which the Hotel is located; and

18.9.6 this Agreement is enforceable against Licensee in accordance with its terms and provisions (subject to the qualification that enforceability may be limited by Laws governing bankruptcy or insolvency and by general principles of equity, regardless of whether enforcement is considered in a proceeding at law or in equity).

18.10 Sanctioned Persons, Anti-Corruption Representations and Warranties.

18.10.1 Licensee represents and warrants to Licensor and, separately, to each of its Affiliates, on a continuing basis, that:

18.10.1.1 Licensee, its directors, executive officers, senior managers, shareholders (if Licensee is a publicly held company, the provisions of this Subsection shall be deemed to apply to shareholders holding 10 (ten) or more percent of the equity interests) or Persons holding Controlling equity interests in Licensee, the Hotel or the Hotel Site are not Sanctioned Persons and, to the best of Licensee’s actual or constructive knowledge, are not otherwise subject to any Trade Restrictions;

Confidential

18.10.1.2 Subsection 18.10.1.2 of this Agreement is set out in the Addendum to this Agreement;

18.10.1.3 neither it nor any other person holding an Equity Interest has been convicted of, has pleaded guilty to, or has otherwise been found guilty of a violation of Laws relating to bribery or corruption, money laundering, competition, securities fraud or financial fraud, trade sanctions or export controls, human trafficking, prostitution or forced labor;

18.10.1.4 it is familiar with the provisions of the Anti-Corruption Laws and will comply with the Anti-Corruption Laws in performing its obligations under or in connection with this Agreement;

18.10.1.5 Subsection 18.10.1.5 of this Agreement is set out in the Addendum to this Agreement;

18.10.1.6 in the preparation and execution of this Agreement it has not made any Improper Payments and has not participated in any acts or transactions otherwise in violation of the Anti-Corruption Laws, and it will not, directly or indirectly, make, offer to make or authorize any Improper Payments in connection with this Agreement or the performance of its respective obligations under this Agreement, or participate in any acts or transactions otherwise in violation of the Anti-Corruption Laws;

18.10.1.7 it shall ensure that neither it nor any of its officers, employees, representatives, agents, or direct or indirect legal or beneficial owners who at any time during the Term may be deemed a Governmental Entity or a Government Official, has used its status or position to influence official acts or decisions or to secure any improper advantage for or in the interests of the Hotel or Licensor, and has not, directly or indirectly, made, offered to make or authorized any Improper Payment, or participated in acts or transactions otherwise in violation of any applicable Anti-Corruption Laws;

18.10.1.8 any statements, whether oral, written, electronic or in any other form, made to Licensor or to any third party in connection with the representations, warranties and obligations described in Section 18.10.1 are true and accurate in all material respects;

18.10.1.9 it shall ensure that the agents appointed by it in connection with this Agreement (including any Management Company) comply in all material respects with the representations, warranties and obligations described in Section 18.10.1; and

Confidential

18.10.1.10 it shall promptly, after becoming aware of the same, notify Licensor in writing of any event as a result of which the foregoing representations, warranties and obligations of this Subsection 18.10 cease to be true.

18.10.2 All payments between the Parties in connection with this Agreement shall be made in accordance with the payment terms specified in this Agreement or otherwise communicated in writing by one Party to the other Party from time to time. In the absence of any such specific payment instructions anywhere in this Agreement, payments shall be made solely by bank check or by wire transfer to a bank account in the Country, the details of which shall be provided in writing by one Party to the other Party from time to time.

18.10.3 Without prejudice to Section 14, if Licensor believes that Licensee has breached any of the representations, warranties or obligations set out in Subsection 18.10, Licensor shall notify Licensee of such belief, and Licensee shall cooperate with any and all reasonable requests for information and documentation, including requests for compliance certifications and questions related thereto, and shall permit an audit of the records relating to the construction, ownership, management and use of the Hotel at all reasonable times upon reasonable advance notice.

18.11 Attorneys’ Fees. If either Party is required to employ attorneys or incur other expenses to enforce this Agreement or to defend against any Claim by the other Party, the Party prevailing in any final Dispute shall be entitled to recover from the losing Party all reasonable attorneys’ fees, costs and expenses incurred in enforcing such provision or in defending against such Claim, demand, action or proceeding.

18.12 Interest Rate. Any amount owed to Licensor or any of its Affiliates by Licensee, or paid by Licensor or any of its Affiliates on behalf of Licensee, shall bear interest from the date on which it falls due until the date on which it is paid by Licensee at the rate of [***] per annum or, if lower, at the maximum rate permitted by law (the “Interest Rate”).

18.13 Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the Parties.

Confidential

18.14 Delegation of Rights and Obligations by Licensor. Licensor reserves the right to delegate all or any of its rights and to assign all or any of its obligations and duties under this Agreement to any one or more of its Affiliates or to any one or more unrelated third parties. Licensor may require Licensee to pay for any goods supplied or services rendered directly to such Affiliate or third party. Licensor reserves the right to require Licensee to submit the relevant materials and documents that require its consent or approval under this Agreement to such Affiliates, in which case the consent or approval of such Affiliate shall be conclusively deemed to be the consent or approval of Licensor. During the period of such delegation or assignment, any act or instruction of such Affiliate in connection with this Agreement shall be deemed to be an act or instruction of Licensor. Licensor may at any time revoke such delegation or assignment. Licensee acknowledges and agrees that such delegation may result in a situation in which one or more Affiliates that manage, license or otherwise support brands other than the Brand will exercise or perform on behalf of Licensor any or all of the rights, obligations or duties under this Agreement, or provide shared services on behalf of Licensor.

18.15 Economic Conditions Not a Defense. Neither a general economic downturn or other change in economic conditions, nor Licensee’s own financial inability to perform the terms and provisions of this Agreement, shall be a defense to any action brought by Licensor and/or any of its Affiliates against Licensee in connection with any breach of this Agreement.

18.16 Governing Language. This Agreement has been drawn up in the English language and, if this Agreement is translated into any language other than English, the English text shall prevail in all cases. Each notice, instrument, certificate or other communication delivered by either Party to the other Party pursuant to or in connection with this Agreement shall be in the English language (which is the language in which the negotiations for the execution of this Agreement are conducted), and if any such notice, instrument, certificate or other communication is translated into any other language, the English text shall prevail.

18.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

18.18 Further Assurances. Subsection 18.18 is set out in the Addendum to this Agreement.

Confidential

IN WITNESS WHEREOF the Parties have signed this Agreement on the Effective Date.

LICENSEE:

AKFA DREAM WORLD LLC,
an Uzbek limited liability company

Signature:
[signature]
Name: [***] [handwritten]
Title: Director [handwritten]
Signed (date): 13 December 2018 [handwritten]
Place of signing: Tashkent [handwritten]
[seal: round seal — outer ring (repeated): [***]]

LICENSOR:

HILTON WORLDWIDE MANAGE LIMITED,
a limited liability company

Signature:
[signature]
Name: [***] [handwritten]
Title: Authorized Person [handwritten]
Signed (date): 13 December 2018 [handwritten]
Place of signing: Tashkent [handwritten]

Confidential

ADDENDUM TO FRANCHISE AGREEMENT

Effective Date: “13” December 2018 [day, month and last digit of year handwritten]. If any provisions of this Agreement are deemed valid only after the date of mandatory state registration, such provisions shall enter into force as of the date of registration but shall apply to the relations of the Parties as from the Effective Date. For the avoidance of doubt, the Term commences on the Effective Date.

Licensor’s Name: HILTON WORLDWIDE MANAGE LIMITED (HILTON WORLDWIDE MANAGE LIMITED).

Brand: Hilton. The Brand does not mean Hilton Worldwide Holdings Inc. (Hilton Worldwide Holdings Inc.), its Affiliates, or hotel chains that include the word Hilton as an addition to their own brand names, for example, “Homewood Suites by Hilton”.

Hotel Name: “Hilton Tashkent City”

Principal Mark: “Hilton”

Licensee’s Name and Address:

Akfa Dream World LLC

Registration number: [***]

Uzbekistan

Tashkent city,

Shaykhantaur district, Kichik Khalka Yuli street, building 2

Principal Legal Correspondent:

[***]

Uzbekistan

[***]

Licensee’s Country of Incorporation: Uzbekistan

Hotel Site:

Uzbekistan, 100003, Tashkent city, Shaykhantaur district, Islam Karimov street

The Hotel Site is more particularly described as the area outlined in blue on the plans set out in Exhibit B.

Number of Approved Guest Rooms: [***]

Confidential

Plan Submission Dates:

Preliminary Plans:	[***]
Design Development (50%) Plans and Specifications	[***]
Completion of Plans and Specifications (100%)	[***]

Hotel Work Commencement Date: the Effective Date

Hotel Work Completion Date: [***]

The Hotel Work Commencement Date may be extended by written notice from Licensor, if Licensor so decides.

Expiration Date: Midnight on the last day of the calendar month in which the [***] of the Effective Date falls.

Franchise Application Fee: Licensee shall pay Licensor a franchise application fee in the amount of USD [***] no later than [***].

Monthly Program Fee: [***]

Monthly Royalty Fee: the following percentages of [***] for the preceding calendar month:

From the Opening Date until 31 December 2020 (inclusive)	[***]
From 1 January 2021 until 31 December 2021 (inclusive)	[***]
From 1 January 2022 until 31 December 2022 (inclusive)	[***]
From 1 January 2023 until the end of the Term (inclusive)	[***]

Confidential

Additional Requirements/Special Provisions:

●	The definition of “Term” in Subsection 1.1 means: “Term”: the period from the Effective Date until the Expiration Date (inclusive), unless terminated earlier in accordance with the terms of this Agreement, provided (if applicable) that the registrations of the trademarks comprising the Marks are duly maintained and renewed during such Term”.

●	Section 2 – License. Section 2 of this Agreement is set out below:

2.1 Non-Exclusive License. Licensor grants to Licensee, and Licensee accepts, a non-exclusive license to use the System in connection with the operation of the Hotel during the Term in accordance with the terms of this Agreement (the “License”).

2.2 Reservation of Rights

2.2.1 Licensor and its Affiliates are each entitled to own, license the operation of, or operate any Other Businesses of any kind, whether under the Brand, a competing brand or otherwise, even if they compete with the Hotel or the System, and regardless of whether such businesses are established by Licensor or its Affiliates (or any of them), or are purchased by them, merge with them, are acquired by them or acquire them, or come under common ownership or Control with, or become associated with, such Other Businesses.

2.2.2 Licensor may change the System by adding new elements to it, modifying its elements or removing certain elements from it from time to time. Licensor may make certain exceptions to some Standards based on local conditions or special circumstances, but is not obliged to do so. Licensor may use, or license others to use, all or part of the System, use the facilities, programs, services and/or personnel engaged in connection with the System in Other Businesses, and use the System in Other Businesses.

2.2.3 Licensee acknowledges and agrees that it has no right to, and will not, make any Claims for damages or other claims arising out of or relating to any of the activities described in this Subsection 2.2, and further acknowledges and agrees that such activities do not give rise to any liability on the part of Licensor, including liability on Claims for unfair competition, breach of contract, breach of any fiduciary duty, breach of any implied contractual duty of good faith and fair dealing, or conflict of interest.

Confidential

2.3 Restricted Area

2.3.1 Restricted Area

Notwithstanding the foregoing, Licensor undertakes, during a period of [***] (the “Restricted Period”), not to own, operate, lease, manage or franchise a hotel in the Restricted Area (as such term is defined below) using the Brand as part of the hotel’s trade name, if such hotel would be fully operational and fully open for business to customers under the Brand before the expiry of the Restricted Period, without obtaining the prior written consent of Licensee (which consent shall not be refused, delayed or restricted by any unreasonable additional conditions without reasonable grounds). For the avoidance of doubt, the Brand does not include any trademarks, names or brands created or developed by Licensor or its Affiliates from time to time that do not represent the “Hilton” upscale brand for hotels and resorts operating within the System, including luxury hotels, lifestyle/boutique hotels, focused-service/mid-market hotels, budget or economy hotels, or other upscale hotels, resorts, motels, country inns, extended-stay hotels, condominiums, timeshare/fractional ownership/vacation club properties, or other lodging facilities, regardless of whether such trademarks, names or brands contain the word “Hilton”, and regardless of whether such word is used alone or in combination with any other trademarks, names or brands (including “Canopy”, “Conrad”, “Curio”, “Doubletree”, “Embassy”, “Embassy Suites”, “Hampton”, “Hampton Inn”, “Hampton Inn and Suites”, “Hilton Garden Inn”, “Hilton Grand Vacations”, “Hilton Inn”, “Home2Suites”, “Homewood Suites” and/or “Waldorf Astoria”, including, for example, where the names of such brands are supplemented by the words “by Hilton”).

“Restricted Area”, as used in this Section 2, means the area within a radius of [***] of the Hotel, the center of which is the main entrance to the Hotel. Said Restricted Area is generally depicted as the territory outlined in red on the map attached to this Agreement and incorporated by reference into this Agreement as Exhibit C. In the event of any conflict between Exhibit C and the verbal description of the Restricted Area, the verbal description shall prevail.

2.3.2 Other Activities. Licensee acknowledges and agrees that nothing in this Section 2 shall restrict, affect, hinder or prohibit Licensor or its Affiliates, or any successors (whether by way of succession by purchase, merger, acquisition or otherwise), (1) from participating in, managing, organizing or assisting in organizing pre-opening/partial-opening activities, as such activities are understood in the hotel industry from time to time (i.e., activities carried out at any time before the hotel commences full operation and is fully open for business to customers under the Brand, i.e., before the first paying guest is accepted and arrives at the hotel), in connection with any hotels within the Restricted Area, and (2) from carrying out any activities relating to Other Businesses, whether under the Brand (except where such “Other Business” is a hotel), under a competing brand, or otherwise.

Confidential

Licensee further acknowledges and agrees that the restrictions in this Subsection 2:

(a) shall not apply to any hotel that is owned by Licensor or any of its Affiliates, or acquired, operated, leased, managed or franchised by them as a result of or pursuant to a Series of Transactions (as defined below), or a merger, acquisition, consolidation, takeover or any other form of reorganization of Licensor or its Affiliates, prior to the expiry of the Restricted Period;

(b) shall not apply to any locations outside the Restricted Area;

(c) shall not apply to navigable waterways, rivers, streams, canals, lakes, seas or oceans that are wholly or partly located within the Restricted Area;

(d) shall not apply to any gaming-focused hotels, facilities or Other Businesses;

(e) shall not apply to any shared-ownership real estate commonly known as “vacation club” or “timeshare” (“vacation ownership” / “timeshare ownership”), or any other similar real estate; and

(f) shall immediately cease to have any force and effect upon service by Licensor, or upon Licensor, of a notice of termination of this Agreement.

“Series of Transactions”, when used in this Subsection 2, means any transaction or series of transactions involving [***], including agreements in respect of:

(a) the ownership, operation, lease, management or franchising of such hotels;

(b) the acquisition of assets owned or held by any person, partnership, joint venture, company or group of companies; or

(c) the acquisition of shares or other ownership interests in a company or group of companies.

Licensee acknowledges and agrees that it has no rights to, and shall not assert, any claims or demands on the basis of or in respect of any of the activities listed above, and it acknowledges and agrees that such activities do not give rise to any liability in connection with claims of unfair competition, breach of contract, breach of any applicable implied covenant of good faith and fair dealing, or conflict of loyalty.”

●	Subsection 5.25: The following Subsection 5.25 is added to the Agreement: “5.25. ensure that the quality of goods and services sold or provided by Licensee using the System and the Marks is not lower than the standards and quality requirements for similar goods and services imposed and established by Licensor”.

Confidential

●	Subsection 5.26: The following Subsection 5.26 is added to the Agreement: “5.26. cooperate with Licensor (at Licensee’s own expense) in respect of any applications for registration of this Agreement, as well as of any amendments or supplements hereto, or of the early termination of this Agreement, with the relevant governmental authorities, and sign all necessary documents (including powers of attorney), and take all actions necessary or expedient to enable Licensor to register this Agreement, as well as all amendments or supplements hereto, with the relevant governmental authority”.

●	Subsection 5.27: The following Subsection 5.27 is added to the Agreement: “5.27. be solely responsible, at its own expense, for and promptly respond to, attend to and satisfy (as is reasonable and practicable in the circumstances) any claims relating to the goods and services sold or provided by Licensee using the System and the Marks under this Agreement; Licensee shall take all reasonable action necessary to ensure that any such claims are brought against Licensee and not against Licensor and/or any of its Affiliates”.

●	Subsection 9.3: Subsection 9.3 is amended to read as follows: “Licensee shall pay all amounts due to Licensor or any of its Affiliates under any invoices for goods or services purchased by or provided to Licensee, or paid for by Licensor or any of its Affiliates on behalf of Licensee, including for pre-opening sales and for training of hotel operations personnel, within the time limits set out in this Agreement, the Manual or the invoice, as applicable. Such amounts are solely payment for goods and services, are invoiced separately and are charged in addition to the Monthly Fees payable under Subsection 9.1.1 of this Agreement (“Affiliate Payments”). Licensee shall remit the Affiliate Payments to the bank account of Hilton NUS HSS Inc. (Hilton NUS HSS Inc.) (“Hilton NUS”). The Hilton NUS Bank Details as of the date of this Agreement are set out in Exhibit E to this Agreement.”

●	Subsection 16.2: Subsection 16.2 is amended to read as follows: “Licensee shall not be obliged to indemnify the Indemnified Parties to the extent that a court of competent jurisdiction determines that the relevant losses, liabilities, damages, Claims, costs or expenses arose solely and directly as a result of the gross negligence, willful misconduct or fraud of the Indemnified Party, provided that such claims have not been asserted on the basis of a theory of liability for the acts of others, including vicarious (subsidiary) liability, or any other similar claims brought under the Civil Code of Uzbekistan or other legislative acts, or of an agency relationship implied by virtue of circumstances of apparent authority or an employment relationship. For the purposes of this Subsection, the parties agree that the term “gross negligence” means conduct which, in addition to constituting negligence, consists of intentional acts or omissions of an unreasonable character committed with conscious, reckless or serious disregard of, or indifference to, a risk that is either actually known to Licensor or is so obvious that it would have been, or would likely have been, apparent, foreseeable or taken into account by any person in circumstances similar to those of Licensor, and, where such risk is so great that it is highly probable that foreseeable substantial harm or loss will be the direct result of such acts or omissions (and such probability has materialized), but such acts or omissions were committed in conscious disregard of such result”.

Confidential

●	Subsection 18.2.1: Subsection 18.2.1 is amended to read as follows: “This Agreement shall enter into force upon its signature by the Parties and, to the extent required by Laws, upon its registration with the relevant governmental authorities. Each of the Parties agrees that this Agreement and any issues or disputes arising out of or in connection with it (whether such issues or disputes are contractual or non-contractual in nature, including claims in tort, or in connection with a breach of statute or regulations) (“Disputes”) shall be governed by and construed in accordance with English law”.

●	Subsection 18.2.2: Subsection 18.2.2 is amended to read as follows: “Any Dispute arising out of or in connection with this Agreement, including in respect of the existence, validity or termination of this Agreement, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce by 1 (one) or more arbitrators appointed in accordance with the said Rules. The seat, or legal place, of arbitration shall be the city of London, England. The arbitration proceedings shall be conducted in the English language”.

●	Subsection 18.18: Subsection 18.18 is amended to read as follows: “Licensee shall, at the request of Licensor and at Licensee’s expense, take or procure the taking of all actions, and execute or procure the execution of all documents, that may from time to time be required to give full legal effect to this Agreement, including the execution of all documents that may from time to time be required to record changes in the registration of the trademarks listed in Addendum 1, and to enable Licensor to file applications for the recording of such changes with the relevant governmental authorities”.

Special Provision 1 – Key Money:

(a) In consideration of Licensee entering into this Agreement, Licensor shall pay the Key Money (as defined below) to Licensee.

(b) The Key Money shall be paid by Licensor to Licensee in accordance with item (d) below and shall be notionally amortized on a straight-line basis over the Key Money Period (as defined below).

(c) If this Agreement terminates for any reason prior to the Opening Date, Licensee shall not be entitled to any part of the Key Money. If this Agreement terminates for any reason after the Key Money has been paid but prior to the end of the Key Money Period, Licensee shall, as a condition precedent to such termination, repay to Licensor that part of the Key Money which has not been notionally amortized (without interest under Subsection 18.12), based on the length of the period of time from the date of termination of this Agreement until the end of the Key Money Period (the “Unamortized Key Money Amount”). Licensor may waive this condition precedent in its sole discretion. In the event of termination of this Agreement at any time after the end of the Key Money Period, Licensor shall not be entitled to repayment of the Key Money.

Confidential

(d) Any payment of the Key Money by Licensor to Licensee pursuant to item (b) above shall be inclusive of any and all Taxes, and Licensee shall promptly pay such Taxes. For the avoidance of doubt, any Taxes that may be charged on and payable in respect of the Key Money shall not be payable by Licensor in addition, but shall be deemed included in the Key Money. On or after the Opening Date, Licensee shall issue to Licensor’s Corporate Tax Department a proper tax invoice (if applicable) showing the VAT amount separately within the amount of the Key Money, and Licensor shall pay the Key Money to Licensee within [***] after receipt of such tax invoice. If Laws do not require the issuance of a tax invoice, Licensee shall, on or after the Opening Date, send Licensor a written notice confirming that no such tax invoice is required, and Licensor shall pay the Key Money to Licensee within 30 (thirty) calendar days after receipt of such confirmation.

(e) Any repayment by Licensee to Licensor of the Unamortized Key Money Amount pursuant to item (c) above shall be exclusive of any Taxes, which Licensee shall promptly pay to Licensor. Following the date of any written notice given by Licensee or Licensor (as the case may be) to the other party of its intention to terminate this Agreement (the “Notice”), Licensor shall serve on Licensee a demand for payment together with applicable VAT and other Taxes, and a proper credit note shall be issued (by Licensee) or a tax invoice shall be issued (by Licensor), or such other applicable documentation as is required under the Laws of the Country, based on the anticipated date of termination of this Agreement, and Licensee shall pay to Licensor the Unamortized Key Money Amount plus any applicable VAT and other Taxes prior to, and as a condition of, such termination.

(f) In connection with this Agreement or the performance of its respective obligations hereunder, Licensee shall not use any part of the Key Money to directly or indirectly make, cause, offer to make or authorize any Improper Payment, or to carry out any acts or transactions otherwise in breach of any applicable Anti-Corruption Laws. Without prejudice to Subsection 14, if Licensor has reasonable grounds to believe that Licensee may not be complying with any of its obligations set out in this item (f), Licensor shall notify Licensee of such belief, and Licensee shall cooperate with any and all reasonable requests for information and documentation, including requests for compliance certifications and questions in connection therewith, and shall permit the inspection of its books and records relating to this Agreement at any reasonable time upon reasonable prior notice.

(g) The term “Key Money”, when used in this Special Provision 1, means an amount equal to USD [***].

(h) The term “Key Money Period”, when used in this Special Provision 1, means the period from the payment of the Key Money until the end of the Term.

Confidential

Subsection 14.2.16: Subsection 14.2.16 of this Agreement is set out below:

“Licensee breaches any of Subsections 6.4.1, 6.4.4, 10.6, 11.5.2, 11.5.3, 13.2.1, 13.2.3, 14.2.12, 18.10 or item (f) of Special Provision 1 of this Agreement.”

Subsection 18.10.1.2: Subsection 18.10.1.2 of this Agreement is set out below:

“it has not received, accepted, transferred or provided, undertakes not to receive, accept, transfer or provide in the future, and undertakes to ensure that none of its Affiliates receives, accepts, transfers or provides, any funds, property, debt, equity or other financing relating to this Agreement, the Hotel or the Hotel Site, including any Key Money, from or for the benefit of a Sanctioned Person or, to Licensee’s actual or constructive knowledge, a Person that is otherwise the target of any applicable Trade Restrictions;”

Subsection 18.10.1.5: Subsection 18.10.1.5 of this Agreement is set out below:

“any funds received or paid in connection with the entry into or performance of this Agreement, including any Key Money, have not been and will not be derived from or commingled with the proceeds of any activity that is unlawful and punishable under the criminal laws of the Country or the United States of America, and that it is not entering into this transaction in furtherance of a criminal act, including acts in violation of the Anti-Corruption Laws;”

Special Provision 2 – Additional Properties:

●	Licensee and/or its Affiliates intend to construct and equip a congress hall (the “Additional Properties”) adjoining, but separate from, the Hotel, on the Hotel Site within the areas shaded/hatched in red on the plans set out in Exhibit F. Without prejudice to Licensee’s other obligations under this Agreement, Licensee covenants and agrees that at all times during the Term:

(i) the Additional Properties shall not form part of the Hotel and shall have their own entrance or entrances, common area or areas and elevator or elevators separate from the Hotel;

(ii) Licensee shall submit plans for the exterior and infrastructure of the Additional Properties to Licensor for approval as part of its review of the Plans and Designs under this Agreement, and Licensee shall cause the construction and equipping of the Additional Properties to be carried out in accordance with such approved plans so as to ensure that the Additional Properties are fully operational by the Opening Date. Any review or approval of such plans shall not be deemed a representation as to the adequacy of construction, structural integrity or sufficiency of the mechanical and electrical systems of the Additional Properties. Licensor does not undertake to approve such plans and/or the Additional Properties as complying with the requirements of Laws. Licensor shall have no responsibility or liability in respect of the design, construction and/or equipping of the Additional Properties;

Confidential

(iii) the location of the Additional Properties, the proposed use of the Additional Properties, the appointment (if applicable) of third-party operators to manage and operate the Additional Properties (each, an “Additional Properties Operator”) and the proposed branding of the Additional Properties shall be subject to Licensor’s prior written approval (which shall not be unreasonably withheld);

(iv) the Additional Properties shall be used only for purposes approved by Licensor in writing, and in a manner that does not harm the reputation of the Hotel, the Marks, Licensor or any of its Affiliates;

(v) there shall be no conduct of business and/or use of Hotel facilities jointly with the Additional Properties, the Additional Properties Operators or the occupants of the Additional Properties, nor shall Hotel services be provided to the Additional Properties, the Additional Properties Operators or the occupants of the Additional Properties (except for the provision of such services to bona fide regular customers and/or guests of the Hotel in the ordinary course of business);

(vi) Licensee shall not itself, and shall ensure that the Additional Properties Operators or the occupants of the Additional Properties do not, use any Marks, names and/or logos “Hilton” or any other brand owned by or licensed to Licensor or its Affiliates in respect of the Additional Properties in any manner whatsoever, including in respect of the marketing, promotion, offering for sale or sale of all or any part of the Additional Properties. Licensee shall not itself promote, nor permit any other person to promote, all or any part of the Additional Properties in any manner that suggests or implies that the Additional Properties may or will be managed by Licensor or any of its Affiliates, or operated under a license granted by them, or that certain services or facilities may or will be provided by the Hotel to the Additional Properties;

(vii) the construction, equipping, operation, repair and maintenance of the Additional Properties throughout the Term:

a. shall be carried out in accordance with standards comparable to the standards of the Hotel and in compliance with all requirements of Laws;

b. shall not harm the reputation of the Hotel, the Marks, Licensor or any of its Affiliates; and

c. shall not interfere with the operation of the Hotel and/or cause disturbance to the guests and regular customers of the Hotel;

(viii) Licensee shall retain such rights in respect of the Additional Properties as are necessary to enable it to comply with this Agreement, including this Special Provision.

Confidential

Special Provision 3 – Risk Mitigation Plan

Without limiting its obligations under this Agreement, Licensee shall comply with any Risk Mitigation Plan that Licensor requires in accordance with the Standards. For the purposes of this Special Provision, “Risk Mitigation Plan” means the written specifications, standards and requirements issued, and amended or supplemented, by Licensor or its Affiliates from time to time in respect of actual or potential risks in connection with the Hotel being located in the Country. For the avoidance of doubt, the Risk Mitigation Plan forms part of the Standards and is not an optional safety and security policy or procedure. For the purposes of Section 7 of this Agreement, Licensee shall at all times implement any changes to the Risk Mitigation Plan and, notwithstanding Subsection 7.4, Licensor may determine that any such changes must be implemented with immediate effect. The Risk Mitigation Plan in connection with the Hotel being located in the Country, as currently in effect, is set out in Exhibit G to this Agreement.

Licensee’s Ownership Structure: See attached Diagram 1.

Confidential

EXHIBIT 1

[***]

Confidential

EXHIBIT A

[***]

Confidential

EXHIBIT B

[***]

Confidential

EXHIBIT C

[***]

Confidential

EXHIBIT D

[***]

Confidential

EXHIBIT E

[***]

Confidential

EXHIBIT F

[***]

Confidential

EXHIBIT G

[***]